Filed Pursuant to Rule 424(b)(5)
Registration No. 333-118920
Registration No. 333-118920-03
PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED SEPTEMBER 28, 2004)

5,000,000 Trust Preferred Securities

R&G Capital Trust VI

6.62% Cumulative Monthly Income Trust Preferred Securities

(Liquidation Amount $25 Per Preferred Security)
Fully, irrevocably and unconditionally guaranteed
on a subordinated basis, as described in this prospectus, by
R&G Financial Corporation

R&G Capital Trust VI is offering 5,000,000 trust preferred securities with a $25 liquidation amount per security. The trust preferred securities represent an indirect interest in the 6.62% junior subordinated debt securities of R&G Financial Corporation. The junior subordinated debt securities of R&G Financial Corporation have the same payment terms as the trust preferred securities and will be purchased by the trust using the proceeds received from its offering of the trust preferred securities. The junior subordinated debt securities of R&G Financial Corporation will mature and be paid on December 12, 2034 and the trust must redeem the trust preferred securities at such date.

We have authorized the underwriters for the Puerto Rico Conservation Trust Fund secured notes to deliver a copy of this prospectus supplement and the accompanying prospectus relating to the trust preferred securities offered hereby to purchasers of the secured notes of the Puerto Rico Conservation Trust Fund. This prospectus supplement and the accompanying prospectus relates only to R&G Capital Trust VI, R&G Financial Corporation and the trust preferred securities and does not relate to the Puerto Rico Conservation Trust Fund or the secured notes. You should only rely on this prospectus supplement and the accompanying prospectus for a description of R&G Capital Trust VI, R&G Financial Corporation and the trust preferred securities. Our responsibilities, liabilities and obligations are limited solely to the information contained or specifically incorporated by reference in this prospectus supplement and the accompanying prospectus and to our obligations under the trust preferred securities.

Investing in the trust preferred securities involves risks. See “Risk Factors” beginning on page S-8.

	Per Preferred
	Security	Total

Public offering price	$24.3308	$121,653,750
Placement agents’ fee	$0.0625	$312,500
Proceeds to the trust	$24.2683	$121,341,250

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

The trust preferred securities are being offered ultimately to the purchasers of the secured notes of the Puerto Rico Conservation Trust Fund, which are being offered simultaneously by the Puerto Rico Conservation Trust Fund through the underwriters named below. As a result, each underwriter referred to below, for federal securities law purposes, is a statutory underwriter within the meaning of the Securities Act of 1933 with respect to sales of the trust preferred securities.

The trust preferred securities are not savings accounts, deposits or obligations of any bank, and are not insured by the FDIC or any other governmental agency and are subject to investment risks, including possible loss of principal amount invested.

UBS Financial Services Incorporated of Puerto Rico	R-G Investments Corporation

The date of this Prospectus Supplement is November 26, 2004.

Prospective investors may rely only on the information incorporated by reference or contained in this prospectus supplement and the accompanying prospectus. Neither R&G Financial Corporation nor any underwriter or agent has authorized anyone to provide prospective investors with information different from that incorporated by reference or contained in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus is not an offer to sell, nor is it seeking an offer to buy, the trust preferred securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is complete and accurate only as of the date set forth on the front cover of this prospectus supplement, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of these securities.

Prospectus supplement summary

The following information concerning R&G Financial Corporation, the trust, the trust preferred securities to be issued by the trust, the guarantee to be issued by R&G Financial Corporation with respect to the trust preferred securities and the 6.62% junior subordinated debt securities due 2034 to be issued by R&G Financial Corporation supplement, and should be read in conjunction with, the information contained in or incorporated by reference into the accompanying prospectus. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. The reader should also read the more detailed information set out under “Risk Factors” herein. The words “we,” “our,” “us” and “R&G Financial” refer to R&G Financial Corporation, unless we indicate otherwise.

R&G FINANCIAL CORPORATION

We are a Puerto Rico chartered, financial holding company that operates R-G Premier Bank of Puerto Rico, or Premier Bank, a Puerto Rico commercial bank, and R-G Crown Bank, or R-G Crown, a federal savings bank. We also operate R&G Mortgage Corp, the second largest mortgage company in Puerto Rico, The Mortgage Store of Puerto Rico, Inc., and Continental Capital Corp., a mortgage banking company doing business in the continental United States. We also conduct an insurance agency business and offer broker dealer services through Home & Property Insurance Corp. and R-G Investments Corporation, respectively.

We are a separate and distinct legal entity from our banking and other subsidiaries. Our principal source of funds to pay our obligations, including service on our debt, is dividends from our subsidiaries. Various federal, Puerto Rico and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

On October 11, 2004, we and R-G Crown Bank entered into a purchase and assumption agreement with SouthTrust Bank to acquire 18 SouthTrust branches located in three banking markets in Florida and one banking market in Georgia with deposits and other liabilities totaling approximately $600 million. The acquisition results from the required divestiture of certain SouthTrust branches, together with the assets, deposits and other liabilities of such branches, to facilitate regulatory approval of Wachovia Corporation’s previously announced acquisition of SouthTrust Corporation, the parent of SouthTrust Bank. The merger of SouthTrust Corporation and Wachovia Corporation was completed on November 1, 2004.

Our principal executive offices are located at 280 Jesus T. Piñero Avenue, San Juan, Puerto Rico 00918 and our telephone number is (787) 758-2424.

R&G CAPITAL TRUST VI

R&G Capital Trust VI, referred to as the trust or Trust VI, is a statutory trust created under Delaware law. We created the trust to offer the trust preferred securities and to purchase the junior subordinated debt securities. The trust has a term of 30 years, but may be dissolved earlier as provided in the trust agreement. Upon issuance of the trust preferred securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding trust preferred securities of the trust. We will own all of the common securities of the trust.

We have previously formed five statutory trusts which issued trust preferred securities and which are substantially similar to Trust VI. Two of these trusts, R&G Capital Trust III and R&G Capital Trust V, in October 2003 and March 2004 each issued $100 million of trust preferred securities to the Puerto Rico Conservation Trust Fund, a non-affiliated charitable trust, in transactions that were substantially similar to the offering contemplated by this prospectus. The Puerto Rico Conservation Trust Fund used our trust preferred securities to secure concurrent offerings to the public undertaken by the Puerto Rico Conservation Trust Fund of its secured notes.

The trust’s principal offices are located at c/o R&G Financial Corporation, 280 Jesus T. Piñero Avenue, San Juan, Puerto Rico 00918, telephone number (787) 758-2424.

The Offering

The issuer	R&G Capital Trust VI

Securities being offered	5,000,000 trust preferred securities, which represent preferred undivided beneficial interests in the assets of the trust. Those assets will consist solely of the junior subordinated debt securities and payments received on the junior subordinated debt securities.

Offering price	$24.3308 per preferred security.

When distributions will be paid to the
holders	The holders of the trust preferred securities will be entitled to receive cumulative cash distributions at an annual rate of 6.62% of the liquidation amount, which is $25.00 per preferred security. Distributions will accumulate from the date the trust issues the trust preferred securities and are to be paid monthly in arrears on the twelfth day of each month, beginning January 12, 2005. The record date for distributions on the trust preferred securities will be the fifteenth day of the month immediately preceding the relevant distribution date. We may defer the payment of cash distributions, as described below.

When the trust preferred securities
must be redeemed	The junior subordinated debt securities will mature and the trust preferred securities must be redeemed on December 12, 2034.

Redemption of the trust preferred
securities before December 12, 2034
is possible	The trust must redeem the trust preferred securities when the junior subordinated debt securities are paid at maturity or upon any earlier redemption of the junior subordinated debt securities. All the junior subordinated debt securities may be redeemed at 100% of the principal amount outstanding, plus accrued and unpaid interest, if there is a Tax Event (as defined herein), an Investment Company Event (as defined herein) or a Regulatory Capital Event (as defined herein).

Other than in connection with a Tax Event, Investment Company Event or Regulatory Capital Event, we have the option to redeem the junior subordinated debt securities (in which case, the trust must also redeem the trust preferred securities) at any time on or after December 12, 2009 at 105% of the principal amount, declining 1% per year thereafter to 100% of the principal amount outstanding. We will not redeem the junior subordinated debt securities prior to December 12, 2034 unless we have received the prior approval of the Board of Governors of the Federal Reserve System, or its district reserve bank, hereinafter referred to as the Federal Reserve.

Although it is unlikely to happen, we may also redeem junior subordinated debt securities at any time, and from time to time, in an amount equal to the liquidation amount of any trust preferred securities we may purchase from the holders, plus a proportionate amount of common securities, but only in exchange for a like amount of the trust preferred securities and common securities then owned by us.

We have the option to extend the interest payment period
The trust will rely solely on payments made by us under the junior subordinated debt securities to pay distributions on the trust preferred securities. As long as we are not in default under the indenture relating to the junior subordinated debt securities, we may, at one or more times, defer interest payments on the junior subordinated debt securities for up to 60 consecutive months, but not beyond December 12, 2034.

If we defer interest payments on the junior subordinated debt securities:

— the trust will also defer distributions on the trust preferred securities;

— the distributions the holders are entitled to will accumulate; and

— these accumulated distributions will earn interest at an annual rate of 6.62%, compounded monthly, until paid.

If we exercise our right to defer payments of interest on the junior subordinated debt securities, the holders of the trust’s trust preferred securities may be required to accrue income (as original issue discount) on the deferred stated interest allocable to the trust preferred securities for federal income tax purposes, even though such interest will not be distributed to such holders. At the end of any deferral period, we will pay to the trust all accrued and unpaid interest under the junior subordinated debt securities. The trust will then pay all accumulated and unpaid distributions to the holders.

At the end of any deferral period, we will pay to the trust all accrued and unpaid interest under the junior subordinated debt securities. The trust will then pay all accumulated and unpaid distributions to the holders.

Our full and unconditional guarantee of payment
Our obligations described in this prospectus supplement and the accompanying prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee by us on a subordinated basis, of the obligations of the trust under the trust preferred securities. We have entered into a guarantee agreement whereby we have guaranteed that the trust will use its assets to pay the distributions on the trust preferred securities and the liquidation amount upon liquidation of the trust. However, the guarantee does not apply when the trust does not have sufficient funds to make the payments. If we do not make payments on the junior subordinated debt securities, the trust will not have sufficient funds to make payments on the trust preferred securities and the holder will not receive its dividends. In this event, the holders’ remedy is to institute a legal proceeding directly against us for enforcement of payments under the junior subordinated debt securities.

We may distribute the junior subordinated debt securities directly to the holders	We may, under certain circumstances, dissolve the trust and distribute the junior subordinated debt securities to the holders, subject to the prior approval of the Federal Reserve, if required.

How the securities will rank in right of payment	Our obligations under the trust preferred securities, junior subordinated debt securities and guarantee are unsecured and will rank as follows with regard to right of payment:

	—	our obligations under the junior subordinated debt securities will rank senior to the four series of Preferred Stock we have issued and outstanding, which are shown under “Capitalization” below, as well as to any preferred stock we may issue in the future;

	—	the trust preferred securities will rank equally with the common securities of the trust. The trust will pay distributions on the trust preferred securities and the common securities pro rata. However, if we default with respect to the junior subordinated debt securities, then no distributions on the common securities of the trust or our common stock will be paid until all accumulated and unpaid distributions on the trust preferred securities have been paid;

	—	our obligations under the junior subordinated debt securities and the guarantee are unsecured and generally will rank junior in priority to our existing and future senior and subordinated indebtedness. At September 30, 2004, we had senior indebtedness outstanding of $3.8 billion, comprised of securities sold under agreements to repurchase, Federal Home Loan Bank advances, notes payable and federal funds purchased. Our obligations under the junior subordinated debt securities will rank equal to other junior subordinated debt securities issued by us to similar trusts, including the junior subordinated debt securities previously sold to five (5) statutory trusts which issued trust preferred securities.

	—	because we are a holding company, the junior subordinated debt securities and the guarantee will effectively be subordinated to all depositors’ claims, as well as existing and future liabilities of our subsidiaries.

Voting rights of the trust preferred securities	Except in limited circumstances, the holders of the trust preferred securities will have no voting rights.

How the proceeds of this offering will be used
The trust will invest all of the proceeds from the sale of the trust preferred securities in the junior subordinated debt securities. We estimate that the net proceeds to us from the sale of the junior subordinated debt securities to the trust, after deducting offering expenses and placement agent’s fees, will be approximately $121.1 million. We are conducting the offering to take advantage of present market rates of interest available for financings of this type in order to support our ongoing and future anticipated growth. We expect to contribute the proceeds to one or more of our Puerto Rico subsidiaries to bolster their capital for such future expansion.

The rights of the holder of CT Notes against us
The trust preferred securities will be used as collateral for a simultaneous offering by the Puerto Rico Conservation Trust Fund of its secured notes, which we refer to as the CT Notes, as described in the offering circular dated November 26, 2004 to which this prospectus supplement and the accompanying prospectus is attached. Under the trust agreement for the CT Notes, the Puerto Rico Conservation Trust Fund and the trustee for the CT Notes have assigned to the holders of the CT Notes their rights against Trust VI and R&G Financial Corporation and the underwriters of the CT Notes under the federal and applicable state securities laws with respect to the trust preferred securities. Accordingly, purchasers of the CT Notes may proceed directly against Trust VI and R&G Financial Corporation and the underwriters of the CT Notes to enforce those rights without first proceeding against the Puerto Rico Conservation Trust Fund, the trustee for the CT Notes or any other entity. We and the underwriters of the CT Notes have acknowledged the existence of such assignment and agreed not to contest its enforceability.

Trustee and Paying Agent	Wilmington Trust Company, Wilmington, Delaware.

Before purchasing the trust preferred securities, holders should refer to “Risk Factors.”

Selected consolidated financial and other data

The reader should read the summary consolidated financial information presented below, together with our Consolidated Financial Statements and notes which are incorporated by reference into this prospectus supplement and accompanying prospectus. Historical results are not necessarily indicative of future results, and results for the nine-month period ended September 2004 and 2003 are unaudited and not necessarily indicative of our expected results for the full year ending December 31, 2004. The balance sheet and income statement data for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 are derived from our audited Consolidated Financial Statements.

	Nine Months Ended
	September 30,				Year Ended December 31,

	2004		2003		2003		2002		2001		2000		1999

	(unaudited

(dollars in thousands, except per share data)
Balance Sheet Data:
Total assets	$9,188,847		7,835,001		$8,198,880		$6,277,246		$4,664,394		$3,539,444		$2,911,993
Deposits	4,143,938		3,431,976		3,555,764		2,802,324		2,061,224		1,676,062		1,330,506
Borrowings	4,029,248		3,498,478		3,721,324		2,670,156		2,064,623		1,505,448		1,272,891
Stockholders’ equity	825,753		725,132		750,353		662,218		459,121		308,836		269,535
Common stockholders’ equity	612,753		512,132		537,353		449,218		315,121		233,836		194,535
Common stockholders’ equity per share(1)	11.99		10.03		10.52		8.81		6.71		5.44		4.53
Income Statement Data:
Revenues	306,606		289,426		393,227		284,239		194,967		138,546		122,864
Net income (income before cumulative effect from change in accounting principle in 2001, net of taxes)	116,302		94,883		131,023		96,342		66,294		43,633		41,335
Net income available to common stockholders	104,389		82,970		115,139		81,387		56,051		37,995		37,581
Diluted earnings per common share (before cumulative effect of change in accounting principle in 2001)(1)	2.03		1.62		2.25		1.66		1.23		0.86		0.85
Cash dividends declared per share	0.284		0.212		0.294		0.224		0.176		0.135		0.099
Operating Data:
Loan production	3,359,756		3,384,123		4,464,099		2,942,684		2,473,168		1,729,373		1,977,322
Loan servicing portfolio	11,115,070		10,924,263		10,942,821		10,991,944		7,224,571		6,634,059		6,177,511
Performance Ratios(2):
Return on average assets	1.78%		1.79%		1.80%		1.76%		1.63%		1.34%		1.72%
Return on average common equity	24.35		23.08		23.45		21.77		20.77		18.00		20.23
Net interest margin(3)	2.81		2.75		2.78		2.98		2.59		2.16		2.60
Asset Quality Ratios(4):
Non-performing assets to total assets at end of period	1.32		1.36		1.29		1.50		1.78		2.96		2.26
Non-performing loans to total loans at end of period	1.93		2.21		1.98		2.66		3.79		5.52		3.66
Allowance for loan losses to total loans at end of period	0.94		0.90		0.92		1.11		0.91		0.67		0.55
Allowance for loan losses to total non-performing loans at end of period	48.70		40.69		46.38		41.79		24.05		12.21		15.11
Net charge-offs to average loans outstanding	0.27		0.38		0.32		0.41		0.32		0.17		0.25
Earnings to fixed charges(5):
Including interest on deposits	1.80	x	1.74	x	1.75	x	1.56	x	1.42	x	1.29	x	1.45	x
Excluding interest on deposits	2.37	x	2.31	x	2.35	x	2.03	x	1.81	x	1.54	x	1.86	x

(1)	Per share information presented takes into consideration a 3 for 2 stock split paid by us in January 2004.

(2)	The return on average assets ratio is computed by dividing net income by average total assets for the period. The return on average common equity ratio is computed by dividing net income less preferred stock dividends by average common stockholders’ equity for the period. With the exception of end of period ratios, all ratios for mortgage subsidiaries are based on the average of month end balances while all ratios for banking subsidiaries are based on average daily balances.

(3)	Net interest margin represents net interest income as a percent of average interest earning assets.

(4)	Non-performing loans consist of our non-accrual loans and non-performing assets consist of our non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

(5)	For purposes of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle in 2001, plus fixed charges. Fixed charges represent total interest expense (including interest expense on securities sold under agreements to repurchase, FHLB advances, trust preferred securities, and notes payable), dividend payments on our outstanding preferred stock and a reasonable approximation of the interest component of rental expense, and is presented both including and excluding interest on deposits.

Risk factors

An investment in our trust preferred securities involves a number of risks. In evaluating an investment in the trust, a reader should consider all of the information contained in this prospectus supplement and accompanying prospectus, including the following factors.

Because the trust will rely on the payments it receives on the junior subordinated debt securities to fund all payments on the trust preferred securities, and because the trust may distribute the junior subordinated debt securities in exchange for the trust preferred securities, the holders of the trust preferred securities will be making an investment decision that relates to the junior subordinated debt securities being issued by us as well as the trust preferred securities.

RISKS RELATING TO AN INVESTMENT IN THE TRUST PREFERRED SECURITIES

Recent accounting changes may entitle R&G Financial to redeem the junior subordinated debt securities, which would result in a mandatory redemption of the trust preferred securities and a loss of potential interest income to holders.

Historically, issuer trusts, such as Trust VI, have been consolidated by their parent companies for accounting purposes. In addition, bank holding companies have been permitted to treat the trust preferred securities as Tier 1 capital under Federal Reserve rules and regulations relating to minority interests in equity accounts of consolidated subsidiaries. In January 2003, the Financial Accounting Standards Board, or FASB, issued an accounting interpretation that will not allow issuer trusts to continue to be consolidated. As a result of this interpretation, we deconsolidated two of our trusts as of July 1, 2003 and have not consolidated subsequent trusts. See “Accounting and Regulatory Treatment— Accounting Treatment.” If issuer trusts are no longer consolidated, the trust preferred securities issued by issuer trusts would not be considered a minority interest in equity accounts of a consolidated subsidiary.

The Federal Reserve, in reacting to the issuance of the FASB interpretation, in May 2004 published a notice of proposed rulemaking on proposed amendments to its current risk-based capital guidelines. In its proposed amendments, the Federal Reserve indicated that qualifying trust preferred securities will continue to constitute Tier 1 capital for capital adequacy purposes, subject to stricter standards with respect to how much qualifying trust preferred securities may be included in their parent company’s core capital elements. See “Accounting and Regulatory Treatment— Regulatory Treatment of Trust Preferred Securities.” There can be no assurance that the Federal Reserve will amend its current risk-based capital guidelines as proposed, or whether it will ultimately prohibit bank holding companies from including any qualifying trust preferred securities in its Tier 1 regulatory capital. If Tier 1 capital treatment were to be disallowed in the future, we would be able to redeem the junior subordinated debt securities, thereby causing a mandatory redemption of capital securities pursuant to the special regulatory “capital event” redemption described under “Description of the Trust Preferred Securities— Redemption or Exchange— Redemption upon a Tax Event, Investment Company Event or Regulatory Capital Event.” Under such circumstances, no additional cash distributions would be paid on the trust preferred securities after they were redeemed and holders would lose whatever future potential income they may have expected to receive as a holder of the trust preferred securities.

If we do not make interest payments under the junior subordinated debt securities, the trust will be unable to pay distributions and liquidation amounts and holders will not receive dividends.

The trust will depend solely on our payments on the junior subordinated debt securities to pay amounts due to the holders on the trust preferred securities. If we default on our obligation to pay the principal or interest on the junior subordinated debt securities, the trust will not have sufficient funds to pay distribu-

Risk factors

tions or the liquidation amount on the trust preferred securities and holders of trust preferred securities will not receive dividends. In that case, the holders of trust preferred securities will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if the trust has sufficient funds to make distributions on or to pay the liquidation amount of the trust preferred securities. Instead, the holders of trust preferred securities or the property trustee will have to institute a direct action against us to enforce the property trustee’s rights under the indenture relating to the junior subordinated debt securities.

Our ability to make interest payments on the junior subordinated debt securities to the trust may be restricted so we cannot assure holders that they will receive dividends.

We are a bank holding company and substantially all of our assets are held by our subsidiaries. Our ability to make payments on the junior subordinated debt securities when due will depend primarily on our available cash resources and dividends from our subsidiaries. Dividend payments or extensions of credit from Premier Bank and R-G Crown, collectively referred to as our banking subsidiaries, are subject to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the various regulatory agencies with authority over our banking subsidiaries. The ability of our banking subsidiaries to pay dividends is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements. We cannot assure the holders that our subsidiaries will be able to pay dividends in the future.

We could also be precluded from making interest payments on the junior subordinated debt securities by our regulators if in the future they were to perceive deficiencies in our liquidity or regulatory capital levels. If this were to occur, we may be required to obtain the consent of our regulators prior to paying dividends on our common stock or interest on the junior subordinated debt securities. If consent became required and our regulators were to withhold their consent, we would likely exercise our right to defer interest payments on the junior subordinated debt securities, and the trust would not have funds available to make distributions on the trust preferred securities during such period.

The junior subordinated debt securities and the guarantee rank lower than most of our other indebtedness so if we were to experience financial difficulties, we are required to satisfy our senior obligations before we may pay dividends to holders.

Our obligations under the junior subordinated debt securities and the guarantee are unsecured and will rank junior in priority of payment to our existing and future senior and subordinated indebtedness. At September 30, 2004, we had senior indebtedness outstanding of $3.8 billion, comprised of securities sold under agreements to repurchase, FHLB advances and notes payable. Our obligations under the junior subordinated debt securities will rank equal to other junior subordinated debt securities issued by us to similar trusts, including the junior subordinated debt securities previously sold to our prior five statutory trusts. Except in certain circumstances, our ability to incur additional indebtedness is not limited.

If we were to liquidate, the creditors of our subsidiaries would have priority in payment of claims, making it less likely that holders of trust preferred securities would receive payments.

Because we are a bank holding company, the creditors of our subsidiaries, including depositors, will have priority over the holders in any distribution of our subsidiaries’ assets in liquidation, reorganization or otherwise. Accordingly, the junior subordinated debt securities and the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries, and the holders of trust preferred securities should look only to our assets for payments on the trust preferred securities and the junior subordinated debt securities.

Risk factors

We have the option to defer interest payments on the junior subordinated debt securities for substantial periods.

We may, at one or more times, defer interest payments on the junior subordinated debt securities for up to 60 consecutive months. If we defer interest payments on the junior subordinated debt securities, the trust will defer distributions on the trust preferred securities during any deferral period. In the event that we exercise our right to defer interest payments on the junior subordinated debt securities, we will be prohibited from paying dividends on our common stock and preferred stock during the deferral period. We do not currently intend to exercise our right to defer interest payments on the junior subordinated debt securities. However, if we exercise our right in the future, the market price of the trust preferred securities would likely be adversely affected.

If we defer interest payments on the junior subordinated debt securities, a holder of trust preferred securities may be required to pay income taxes on the deferred dividends even though no dividends will be received.

If we exercise our right to defer payments of interest on the junior subordinated debt securities, a holder of trust preferred securities may be required to accrue income (as original issue discount) in respect of the deferred stated interest allocable to the trust preferred securities for federal income tax purposes, even though such interest will not be distributed. If a holder disposes of the trust preferred securities between the record date for payments on the trust preferred securities, the holder may also have adverse tax consequences. See “Federal Income Tax Consequences.”

Federal income tax exposure if R&G Financial ceases to meet the source of income tests for Puerto Rico income tax purposes.

To the extent interest payments on the junior subordinated debt securities do not constitute income from Puerto Rico sources, the distributions on the trust preferred securities will be subject to U.S. income taxation to Puerto Rico holders. Interest on the junior subordinated debt securities will not be taxable for federal tax purposes to U.S. citizens who are bona fide residents of Puerto Rico during the entire taxable year (“Puerto Rico U.S. Holders”) so long as interest payments on the junior subordinated debt securities are considered to be Puerto Rico source income for purposes of the United States Internal Revenue Code of 1986, as amended (the “Code”). Under the current source of income rules of the Code, the interest payments or accruals (including original issue discount, if any) on the junior subordinated debt securities will be considered Puerto Rico source income if the following conditions are met: (1) such interest is not treated as paid by a trade or business conducted by R&G Financial outside of Puerto Rico, including, for these purposes, the United States, such determination to be made under Section 884(f)(1)(A) of the Code and the regulations thereunder; and (2) for the three year period ending with the close of R&G Financial’s taxable year immediately preceding the payment of the interest on the junior subordinated debt securities (or such part of such period as may be applicable), R&G Financial derived more than 20% of its gross income from either sources within Puerto Rico or from the active conduct of a trade or business in Puerto Rico, with such test applied under the provisions of Section 861(c)(1)(B) of the Code, which require, among other things, that the gross income received by R&G Financial from a 50% owned subsidiary (determined in voting interest or value) will retain the source and character that such income had in the hands of the subsidiary. R&G Financial believes that the interest payments on the junior subordinated debt securities will not be deemed to be paid by a trade or business outside Puerto Rico. For the three-year period ended December 31, 2003, more than 99% of R&G Financial’s gross income was derived from the conduct of a trade business in Puerto Rico, which was determined by applying the rules established in Section 861(c)(1)(B) of the Code. However, there can be no assurance that R&G Financial or any legal successor to R&G Financial will be able to meet the Puerto Rico source of income requirements during the time that the junior subordinated debt securities and the trust preferred securities are outstanding, which can be as long as 30 years. If R&G Financial or any legal successor fails to meet the Puerto Rico source of

Risk factors

income requirements, then distributions on the trust preferred securities will be taxable for United States federal income tax purposes to Puerto Rico Holders.

The indenture and the trust agreement do not protect your investment in any meaningful manner.

We are not required to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity by the indenture or trust agreement. Therefore, if we were to experience significant adverse changes in our financial condition or results of operations, holders of trust preferred securities would not be protected. Neither the indenture nor the trust agreement limits our ability or the ability of any of our subsidiaries to incur other additional indebtedness that is senior in right of payment to the junior subordinated debt securities. Therefore, the holders of trust preferred securities should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the junior subordinated debt securities or the guarantee.

We may redeem the junior subordinated debt securities before December 12, 2034 and thus holders should not assume that the trust preferred securities will be outstanding for the entire thirty year term.

Subject to the approval of the Federal Reserve, under the following circumstances we may redeem the junior subordinated debt securities before their stated maturity:

—	In whole or in part, at any time on or after December 12, 2009 at 105% of the principal amount of the junior subordinated debt securities, declining 1% per year thereafter to 100% of the principal amount outstanding at or after December 12, 2014;

—	In whole, but not in part, within 180 days after certain specified occurrences at any time during the life of the trust. These occurrences may include adverse tax, investment company or bank regulatory capital developments; or

—	At any time, and from time to time, to the extent of any trust preferred securities we purchase, plus a proportionate amount of the common securities we hold.

Holders of trust preferred securities should assume that an early redemption may be attractive to us if we are able to obtain capital at a lower cost than we must pay on the junior subordinated debt securities or if it is otherwise in our interest to redeem the junior subordinated debt securities. If the junior subordinated debt securities are redeemed, the trust must redeem the trust preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of junior subordinated debt securities redeemed, and holders of trust preferred securities may be required to reinvest their principal at a time when they may not be able to earn a return that is as high as they were earning on the trust preferred securities.

We can distribute the junior subordinated debt securities to the holders of trust preferred securities so the investment decision of holders of trust preferred securities will also be an investment decision with regard to the junior subordinated debt securities.

The trust may be dissolved at any time before maturity of the junior subordinated debt securities on December 12, 2034. As a result, and subject to the terms of the trust agreement, the trustees may distribute the junior subordinated debt securities to the holders of trust preferred securities. Because the holders may receive junior subordinated debt securities, the holders’ investment decision with regard to the trust preferred securities will also be an investment decision with regard to the junior subordinated debt securities which could be distributed in connection with a dissolution of the trust.

Risk factors

Holders of trust preferred securities may only enforce their rights against us directly if there is an event of default under the indenture and the property trustee fails to enforce the rights of such holders.

The holders of trust preferred securities may not be able to directly enforce their rights against us if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, the holders of trust preferred securities must rely on the enforcement by the property trustee of its rights as holder of the junior subordinated debt securities against us. The amended declaration of trust provides that the holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights following an event of default and a request by the record holders of a majority in liquidation amount of the trust preferred securities to do so, any record holder may, to the extent permitted by applicable law, take action directly against us to enforce the property trustee’s rights. If an event of default occurs under the trust agreement that is attributable to our failure to pay interest or principal on the junior subordinated debt securities, or if we default under the guarantee, the holders of trust preferred securities may proceed directly against us. The holders of trust preferred securities will not be able to exercise directly any other remedies available to the holders of the junior subordinated debt securities unless the property trustee fails to do so.

The holders of the trust preferred securities have limited voting rights.

The holders of the trust preferred securities have limited voting rights. The holders’ voting rights pertain primarily to amendments to the trust agreement. In general, only we can replace or remove any of the trustees. However, if an event of default under the trust agreement occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the trust preferred securities may replace the property trustee and the Delaware trustee.

The trust preferred securities may be assessable so the holders could have additional monetary obligations under Delaware law.

The trust preferred securities may be assessable in that the holders will be responsible for any tax or governmental charge that may be imposed in connection with a transfer or exchange of the trust preferred securities. In addition, if the holders of the trust preferred securities specifically request the property trustee to take certain action, the property trustee may, before taking such action, ask for indemnity from the holders of the trust preferred securities. Accordingly, the holders of the trust preferred securities may have additional monetary obligations under Delaware law.

RISKS RELATING TO R&G FINANCIAL

Increases in interest rates reduce demand for new mortgage loan originations and refinancings.

Higher interest rates increase the cost of mortgage loans to consumers and reduce demand for mortgage loans, which negatively impacts our profits. Based on our historical experience, we expect a decrease in demand for our mortgage loans as interest rates increase. Reduced demand for mortgage loans results in reduced loan originations and lower gain on sale of loans. Demand for refinancings is particularly sensitive to increases in interest rates.

Increases in interest rates reduce net interest income.

Increases in short-term interest rates reduce net interest income, which is an important part of our earnings. Net interest income is the difference between the interest we receive on our earning assets and the interest paid on our borrowings. Most of our assets, like our mortgage loans and mortgage-backed-securities, are long-term assets. In contrast, a large portion of our borrowings are short-term. When

Risk factors

interest rates rise, we must pay more in interest on our borrowings while interest earned on our assets does not rise as quickly, which causes profits to decrease.

Increases in interest rates may reduce or eliminate gain on sale of mortgage loans.

If long-term interest rates increase between the time we commit to or establish an interest rate on a mortgage loan and the time we sell the loan, we may realize a reduced gain or a loss on such sale.

Increases in interest rates may reduce the value of mortgage loans and securities holdings.

Increases in interest rates may reduce the value of our financial assets and have an adverse impact on our earnings and financial condition. We own a substantial portfolio of mortgage loans and mortgage-backed securities, which have both fixed and adjustable interest rates. The market value of an obligation with a fixed interest rate generally decreases when prevailing interest rates rise, which may have an adverse effect on our earnings and financial condition. In addition, the market value of an obligation with an adjustable interest rate can be adversely affected when interest rates increase due to a lag in the implementation of repricing terms as well as due to caps, which may limit the amount of increase in the obligation’s interest rate.

Decreases in interest rates may adversely affect the value of our servicing asset.

Decreases in interest rates lead to increases in the prepayment of mortgages by borrowers, which may reduce the value of our servicing asset. The servicing asset is the estimated present value of the fees we expect to receive on the mortgages we service over their expected term. If prepayments increase above expected levels, the value of the servicing asset decreases because the amount of future fees expected to be received by us decreases. We may be required to recognize this decrease in value by taking a charge against our earnings, which would cause our profits to decrease. We have experienced an increase in prepayments of mortgages as interest rates have decreased dramatically during the past two years, which has impacted the value of our servicing asset. Accordingly, we recognized impairment charges on our servicing portfolio of $37.7 million and $7.8 million for the year ended December 31, 2003 and the nine months ended September 30, 2004. We believe, based on historical experience, that the amount of prepayments and related impairment charges should decrease as interest rates increase.

The hedging transactions which we enter into may not be effective in managing our exposure to interest rate risk.

We use derivatives to manage our exposure to interest rate risk caused by changes in interest rates. Derivatives include interest rate swaps, interest rate collars, futures, forwards and options. Derivatives are generally either privately-negotiated over-the-counter (“OTC”) or standard contracts transacted through regulated exchanges. OTC contracts generally consist of swaps, collars, forwards and options. Exchange-traded derivatives include futures and options. The derivative instruments that we may utilize also have their own risks, which include (1) basis risk, which consists of the risk of loss associated with variations in the spread between the asset yield and the funding and/or hedge cost; (2) credit or default risk, which consists of the risk of insolvency or other inability of the counterparty to a particular transaction to perform its obligations thereunder; and (3) legal risk, which consists of the risk that we are unable to enforce certain terms of such instruments. All or any of such risks could expose us to losses. Consequently, our profitability may be adversely affected during any period as a result of the use of derivatives in a hedging transaction.

For financial reporting purposes, our general policy is to account for derivative instruments on a marked-to-market basis with gains or losses charged to current operations as they occur. Contracts with positive fair value are reported as assets and contracts with negative fair values are reported as liabilities, after the

Risk factors

application of netting arrangements, with unrealized gains and losses recorded either in other comprehensive income in our consolidated statements of financial condition or in our consolidated statements of income, depending on the purpose for which the derivative is held. Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as subsequently amended (“SFAS No. 133”), we may designate a derivative as a hedge of the fair value of a recognized fixed rate asset or liability (“fair value” hedge). Certain hedging activities related to certain beneficial interests retained on financial asset transfers accounted for as sales are reported as fair value hedges. In a qualifying fair value hedge, both the changes in fair value of the hedged item (in this case beneficial interests retained on financial asset transfers accounted for as sales) and changes in fair value of the derivative are included in trading activities in our consolidated statements of income. As a result, any hedge ineffectiveness is reflected immediately in our earnings. During the quarter ended September 30, 2004, the yield curve remained flat and interest rates did not rise as anticipated, thus causing a decrease in the fair value of certain hedging instruments with respect to our beneficial interests retained in connection with financial asset transfers accounted for as sales. As a consequence, we recognized pre-tax losses of $10.0 million on such fair value hedges during the quarter ended September 30, 2004.

Our future earnings could be adversely affected if we are not successful in consummating loan sales transactions.

A significant component of the earnings of the Company is gain on sale of mortgage loans. A substantial portion of the Company’s non-conforming loan sale transactions have been made to local financial institutions in Puerto Rico. The Company has often retained a beneficial interest in such transactions, which in certain cases must be treated as trading derivatives under SFAS No. 133. To the extent that the buyer of such loans would also have to recognize a derivative under SFAS No. 133, it is possible that such transactions will be less attractive to some counterparties. While we believe that we will be able to structure these loan sale transactions on a going forward basis in a manner that will permit us to continue to consummate such transactions, no assurance can be given that we will be successful in this endeavor, in whole or in part. If we are not successful in this endeavor, our sale of loan production could be reduced, which could adversely affect our future earnings.

We are subject to default and recourse risk in connection with our loan originations.

From the time that we fund the mortgage loans we originate for third parties to the time we sell them, we are generally at risk for any mortgage loan defaults. Once we sell the mortgage loan, the risk of loss from mortgage loan defaults and foreclosures passes to the purchaser or insurer of the mortgage loans. However, in the ordinary course of business, we make representations and warranties to the purchasers and insurers of mortgage loans. If a borrower defaults on a mortgage loan and there has been a breach of any of these representations or warranties, we may become liable for the unpaid principal and interest on the defaulted mortgage loan and may be required to repurchase the mortgage loan and bear any subsequent loss on the mortgage loan. In addition, with respect to the non-conventional mortgage loans originated by us, which are subsequently securitized and sold, from time to time, we provide recourse in the event of mortgage loan defaults and/or foreclosures or certain documentation deficiencies. At September 30, 2004, there were $1.7 billion of loans subject to such recourse provisions.

We are subject to default risk in connection with loan originations of our banking subsidiaries.

Both Premier Bank and R-G Crown are subject to the risk of loss from mortgage loan defaults and foreclosures with respect to the loans originated for their respective portfolios. Notwithstanding the care with which loans are originated, industry experience indicates that a portion of a bank’s loans will become delinquent and a portion of the loans will require partial or entire charge-off. Regardless of the underwriting criteria utilized by Premier Bank and R-G Crown, losses may be experienced as a result of various

Risk factors

factors beyond each bank’s control, including, among others, changes in market conditions affecting the value of collateral and problems affecting the credit of the borrower. Due to the concentration of Premier Bank and R-G Crown’s loans in Puerto Rico and Florida, respectively, adverse economic conditions in Puerto Rico and Florida could result in a decrease in the value of either bank’s loan portfolio and underlying collateral. Although loan delinquencies have historically been higher in Puerto Rico than in the continental United States, loan charge-offs have historically been lower than in the continental United States.

Each of Premier Bank and R-G Crown has established provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate by management based upon an assessment of prior loss experience, the volume and type of lending being conducted, industry standards, past due loans, general economic conditions in their market area and other factors related to the collectibility of the loan portfolio. Although each bank’s management utilizes its best judgment in providing for loan losses, there can be no assurance that either bank will not have to increase its provisions for loan losses in the future as a result of future increases in non-performing loans or for other reasons beyond the control of either bank. Any such increases in either bank’s provisions for loan losses or any loan losses in excess of its provisions with respect thereto could have a negative impact on our future financial condition and/or results of operations.

Our exposure to larger credit risk will increase as a consequence of the increase in construction and commercial lending activities.

Premier Bank has increased its emphasis on residential construction, commercial real estate and commercial business lending, which is likely to increase overall credit risk. We have continued this business plan with R-G Crown in Florida, particularly in light of the commercial loans R-G Crown is acquiring in connection with the SouthTrust Bank branch acquisition. Banks generally charge higher interest rates on commercial and residential construction loans than on residential mortgage loans, because larger loan losses are expected in this business line. Generally, commercial and construction loans are considered to be riskier than residential mortgage loans, because they have larger balances to a single borrower or group of related borrowers. In addition, the borrower’s ability to repay a commercial and a construction loan depends, in the case of a commercial loan, on the successful operation of the business or the property securing the loan and, in the case of a construction loan, on the successful completion and sale or operation of the project. If Premier Bank or R-G Crown experienced loan losses that are higher than its allowance for loan losses, our profits and financial condition would be adversely affected.

We are subject to risks in servicing loans for others.

We are also affected by mortgage loan delinquencies and defaults on mortgage loans that we service for third parties. Under certain types of servicing contracts, the servicer must forward all or part of the scheduled payments to the owner of the mortgage loan, even when mortgage loan payments are delinquent. Also, to protect their liens on mortgaged properties, owners of mortgage loans usually require the servicer to advance mortgage and hazard insurance and tax payments on schedule even though sufficient escrow funds may not be available. The servicer will generally recover its advances from the mortgage owner or from liquidation proceeds when the mortgage loan is foreclosed. However, in the interim, the servicer must absorb the cost of funds advanced during the time the advance is outstanding. Further, the servicer must bear the increased costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a default is not cured, the mortgage loan will be repaid as a result of foreclosure proceedings. As a consequence, we are required to forego servicing income from the time such loan becomes delinquent, and into the future.

Risk factors

Our business has historically been concentrated in Puerto Rico, and adverse conditions in Puerto Rico could negatively impact our operations.

Our business activities and credit exposure have historically been concentrated with customers in Puerto Rico. Accordingly, our financial condition and results of operations have been dependent to a significant extent upon the economic conditions prevailing in Puerto Rico, including the effect of such economic conditions on real estate values. Any significant adverse economic developments in Puerto Rico, and, in particular, any decline in real estate values, could result in a downturn in loan originations, an increase in the level of nonperforming assets and a reduction in the value of our loans, real estate owned and mortgage servicing portfolio. While the acquisition and subsequent growth of R-G Crown has facilitated a diversification of overall lending concentration, R-G Crown is subject to similar concentration risks in the Florida markets in which it operates.

Our origination business could be adversely affected if it cannot maintain access to stable funding sources.

Our business requires continuous access to various funding sources. While Premier Bank and R-G Crown are able to fund their operations through deposits as well as through longer-term borrowings from the Federal Home Loan Bank, and other alternative sources, the business of R&G Mortgage has been significantly dependent upon short-term borrowings under warehousing lines. Certain of these warehousing lines of credit require the maintenance of minimum levels of net worth and debt service and limit the amount of indebtedness and dividends that may be declared.

While we expect to have continued access to credit from the foregoing sources of funds, there can be no assurance that such financing sources will continue to be available or will be available on favorable terms. In the event that the warehousing lines of credit of our subsidiaries were reduced or eliminated and we were not able to replace such lines on a cost-effective basis, we would be forced to curtail or cease our mortgage origination business, which would have a material adverse effect on our operations and financial condition. Although our subsidiaries could also potentially access borrowings from its banks, any such borrowings would be subject to and limited by certain regulatory restrictions which apply to transactions between banks and its affiliates, including certain of our subsidiaries.

Our loan portfolio has significantly increased in recent years and many of our commercial real estate and commercial construction loans are relatively unseasoned, and defaults on such loans could adversely affect our financial condition and results of operations.

Our total loan portfolio has grown significantly in recent years, from $1.6 billion at December 31, 2000 to $4.8 billion at September 30, 2004. While over fifty percent of our loan portfolio continues to be secured by residential properties, an increasing amount of our loan portfolio is comprised of commercial real estate loans and commercial construction and land acquisition loans.

At September 30, 2004, our commercial real estate, land acquisition and construction portfolios amounted to an aggregate of $1.9 billion or 36.3% of our loan portfolio. Because such loans are relatively unseasoned, many of the loans may be too new to demonstrate problems. While we attempt to mitigate these risks in commercial real estate lending through stringent underwriting criteria and in the case of construction loans, by limiting originations to primarily residential properties, no assurance can be made that an increase in delinquencies and defaults will not occur. Defaults on these loans could negatively effect our financial condition and results of operations.

Risk factors

If we were to lose the services of our key individuals, our business would suffer.

Our success has been largely dependent on Víctor J. Galán, Chairman of the Board and Chief Executive Officer, and Ramon Prats, Vice Chairman of the Board and President. Our future success will also depend, to a great extent, upon the services of Mr. Galán and Mr. Prats. We believe that the prolonged unavailability or the unexpected loss of the services of Mr. Galán and/or Mr. Prats could have a material adverse effect upon us, as attracting suitable replacements may involve significant time and/or expense.

Changes in statutes and regulations could adversely affect us.

R&G Financial, as a Puerto Rico chartered financial holding company, and its various subsidiaries, are each subject to federal and local governmental supervision and regulation. There are laws and regulations which restrict transactions between us and our various subsidiaries. Any change in such regulations, whether by applicable regulators or as a result of legislation subsequently enacted by the Congress of the United States or the applicable local legislatures, could have a substantial impact on our operations.

Use of proceeds

The trust will invest all of the proceeds from the sale of the trust preferred securities in the junior subordinated debt securities. We anticipate that the net proceeds from the sale of the junior subordinated debt securities, after deduction of offering expenses and placement agent’s fees, will be approximately $121.1 million.

We are conducting the offering to take advantage of present market rates of interest available for financings of this type in order to support our ongoing and future anticipated growth. We expect to contribute the proceeds to one or more of our Puerto Rico subsidiaries to bolster their capital for such future expansion.

Capitalization

The following table sets forth R&G Financial’s unaudited consolidated capitalization at September 30, 2004 and as adjusted for the offering and the application of the estimated net proceeds from the corresponding sale of the junior subordinated debt securities as if such sale had been consummated on September 30, 2004. In addition to the indebtedness reflected below, R&G Financial had total deposits of $4.1 billion at September 30, 2004. This table should be read in conjunction with R&G Financial’s Consolidated Financial Statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	September 30, 2004

	Actual	As Adjusted

(dollars in thousands, except per share amounts)
Borrowings:
Securities sold under agreements to repurchase	$2,539,620	$2,539,620
Notes payable	98,800	98,800
Advances from FHLB	1,110,600	1,110,600
Subordinated debt(1)	257,732	386,598
Other borrowings	22,496	22,496

Total borrowings:	$4,029,248	$4,158,114

Stockholders’ equity:
Preferred stock, $.01 par value, 20,000,000 shares authorized:
2,000,000 Series A Preferred Stock issued and outstanding	$50,000	$50,000
1,000,000 Series B Preferred Stock issued and outstanding	25,000	25,000
2,760,000 Series C Preferred Stock issued and outstanding	69,000	69,000
2,760,000 Series D Preferred Stock issued and outstanding	69,000	69,000
Common stock, $.01 par value(2):
Class A shares, 80,000,000 shares authorized; 21,559,584 shares issued and outstanding	216	216
Class B Shares, 120,000,000 shares authorized; 29,561,190 shares issued and outstanding	296	296
Additional paid-in capital	115,618	115,618
Retained earnings	476,937	476,937
Capital reserves of Premier Bank	25,103	25,103
Accumulated other comprehensive income	(5,417)	(5,417)

Total stockholders’ equity	$825,753	$825,753

Common stockholders’ equity per share	$11.99	$11.99

(1)	Reflects junior subordinated debt issued previously to five unconsolidated statutory trust subsidiaries and which are substantially similar to Trust VI. The junior subordinated debt securities we are issuing to Trust VI is reflected in the “As Adjusted” column.

(2)	Per share information presented takes into consideration a 3 for 2 stock split paid by us in January 2004.

Accounting and regulatory treatment

ACCOUNTING TREATMENT

Historically, issuer trusts that issued trust preferred securities have been consolidated by their parent companies and the accounts of such issuer trusts have been included in the consolidated financial statements of such parent companies. However, in January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” or FIN 46, which provides guidance for determining when an entity should consolidate another entity that meets the definition of a variable interest entity. FIN 46 requires a variable interest entity to be consolidated if the company will absorb a majority of the expected losses, will receive a majority of the expected residual returns, or both. FIN 46 was effective immediately for interests in variable interest entities acquired after January 31, 2003, and, as originally issued, was effective in the first interim period after June 15, 2003 to interests in variable interest entities acquired before February 1, 2003. As of October 9, 2003, the FASB deferred compliance with FIN 46 from July 1, 2003 to the first period ending after December 15, 2003 for variable interest entities created prior to February 1, 2003. However, we adopted FIN 46 on July 1, 2003, as originally issued, and de-consolidated two of our trusts at that time. We also did not consolidate our three subsequent trusts when they were formed. For financial reporting purposes, we treat the trusts as unconsolidated subsidiaries and report the aggregate principal amount of the junior subordinated debt securities we issue to the various trusts as liabilities, record the assets related to the cash and common securities received from the trusts in our consolidated balance sheet, and report interest payable on the junior subordinated debt securities as an interest expense in our consolidated statements of operations.

Our reports filed under the Securities Exchange Act of 1934, or the Exchange Act, include a note to the financial statements stating that:

—	the various trusts are unconsolidated subsidiaries;

—	the sole assets of the trusts are our junior subordinated debt securities (specifying the principal amount, interest rate and maturity date of such junior subordinated debt securities); and

—	the guarantees, in the aggregate, constitute a full and unconditional guarantee by us of the obligations of the trusts under the trust preferred securities we have issued.

The staff of the Securities and Exchange Commission has informally indicated that it will not require our trusts to provide separate financial statements and reports under the Exchange Act, by reference to Exchange Act Rule 12h-5, notwithstanding the fact that our trusts are not consolidated in our financial statements. Consequently, our trusts do not intend to file separate reports under the Exchange Act.

REGULATORY TREATMENT OF TRUST PREFERRED SECURITIES

We are required by the Federal Reserve to maintain certain levels of capital for bank regulatory purposes. Since 1996, it has been the position of the Federal Reserve that certain qualifying amounts of cumulative trust preferred securities having the characteristics of the trust preferred securities could be included as Tier 1 regulatory capital for bank holding companies; however, capital received from the sale of such cumulative trust preferred securities, including the trust preferred securities, cannot constitute, as a whole, more than 25% of total Tier 1 regulatory capital. We call this the “25% capital limitation.” Amounts in excess of the 25% capital limitation would constitute Tier 2 or supplementary capital. The percentage of our Tier 1 regulatory capital represented by our existing trust preferred securities was 23.12% at September 30, 2004. As adjusted for the issuance of the trust preferred securities in this offering, the percentage of our Tier 1 regulatory capital represented by the aggregate of our existing trust preferred securities and the trust preferred securities to be issued in this offering would be 31.09%. Under these guidelines, we expect that 25.00% of our Tier 1 regulatory capital will be represented by our aggregate trust preferred

Accounting and regulatory treatment

securities outstanding after this offering, and the excess of our trust preferred securities which can not be counted towards our Tier 1 regulatory capital will be treated as Tier 2 regulatory capital. However, the de-consolidation required by FIN 46 has caused the Federal Reserve to review the regulatory capital treatment of trust preferred securities issued by bank holding companies.

On May 6, 2004, the Federal Reserve issued proposed rules that would continue to allow trust preferred securities to be included in Tier 1 regulatory capital, subject to stricter quantitative and qualitative limits. Currently, trust preferred securities and qualifying perpetual preferred stock are limited in the aggregate to no more than 25% of a bank holding company’s core capital elements. As proposed, the Federal Reserve’s rule would retain trust preferred securities as an element of Tier 1 regulatory capital, but with stricter quantitative limitations following a three-year transition period. Under the proposed rule, as of March 31, 2007, the aggregate amount of trust preferred securities and cumulative perpetual preferred stock, as well as certain additional elements of Tier 1 capital which are identified in the proposed rule, may not exceed 25% of a bank holding company’s Tier 1 capital, net of goodwill. As of the date of this prospectus supplement, the 25% limitation is limited to the aggregate amount of only trust preferred securities and cumulative perpetual preferred stock, and is calculated on a basis that includes goodwill. The Federal Reserve also indicated that it expected “internationally active banking organizations” to limit the amount of restricted core capital elements included in Tier 1 capital to 15% of the sum of all core capital elements, net of goodwill. The proposed rules do not clarify what constitutes an “internationally active banking organization”. Both we and other Puerto Rico banks through our trade organization, the Puerto Rico Bankers Association, have asked the Federal Reserve to clarify that for purposes of this rule, Puerto Rico banks are not considered “internationally active banking organization.” Whether or not this change is addressed in a final rule, the proposed rule, if adopted, would effectively limit the amount of trust preferred securities that may be included in Tier 1 capital.

There can be no assurance that the Federal Reserve will adopt a final rule as proposed or at all. If Tier 1 regulatory capital treatment were disallowed, there would be a reduction in our consolidated capital ratios. As of September 30, 2004, approximately $250.0 million in aggregate liquidation amount of trust preferred securities were outstanding that we treated as Tier 1 regulatory capital for regulatory capital purposes. If all of our outstanding trust preferred securities at September 30, 2004 were not treated as Tier 1 regulatory capital at that date, our Tier 1 leverage capital ratio would have declined from 11.27% to 8.49%, our Tier 1 risk-based capital ratio would have declined from 17.19% to 12.96%, and our total risk-based capital ratio would have declined from 18.03% to 13.79%. These reduced capital ratios would continue to meet the applicable Federal Reserve capital requirements for a well-capitalized institution. Pending a change in regulatory treatment, the outstanding trust preferred securities of our trusts will be treated as Tier 1 regulatory capital by us.

Description of the preferred securities

The following, together with “Description of Trust Preferred Securities” on page 9 of the accompanying prospectus, is a description of the material terms of the trust preferred securities. If the description of the trust preferred securities set forth in this prospectus supplement differs in any way from the description set forth in the accompanying prospectus, you should rely on the description set forth in this prospectus supplement. You should also read the declaration of trust and amended and restated declaration of trust which we intend to enter into in connection with the closing of the transaction contemplated by this prospectus supplement (the “trust agreement”), the Delaware Statutory Trust Act and the Trust Indenture Act. The form of the trust agreement is on file at the Securities and Exchange Commission as an exhibit to the registration statement pertaining to this prospectus supplement.

The trust preferred securities will be issued pursuant to the trust agreement. Wilmington Trust Company will act as property trustee for the trust preferred securities under the trust agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the trust preferred securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act.

GENERAL

The trust agreement authorizes the administrative trustees, on behalf of the trust, to issue the trust securities, which are comprised of the trust preferred securities to be sold in connection with the offering contemplated by this prospectus supplement, and the common securities. We will own all of the common securities issued by the trust. The trust is not permitted to issue any securities other than the trust securities or incur any other indebtedness.

The trust preferred securities will represent preferred undivided beneficial interests in the assets of the trust. The holders of the trust preferred securities will be entitled to a preference over the common securities upon an event of default with respect to distributions and amounts payable on redemption or liquidation. The trust preferred securities will rank equally, and payments on the trust preferred securities will be made proportionally, with the common securities, except as described under “—Subordination of Common Securities.” Upon issuance, the trust preferred securities will be fully paid. The trust preferred securities will be non-assessable except that a holder of a preferred security will be responsible for any tax or governmental charge that may be imposed in connection with a transfer or exchange of the preferred security. In addition, if the holders of the trust preferred securities specifically request the property trustee to take certain action, the property trustee may, before taking such action, ask for indemnity from the holders of the trust preferred securities.

The property trustee will hold legal title to the junior subordinated debt securities in trust for the benefit of the holders of the trust securities. We will guarantee the payment of distributions out of money held by the trust, and payments upon redemption of the trust preferred securities or liquidation of the trust, to the extent described under “Description of the Guarantee.” The guarantee does not cover the payment of any distribution or the liquidation amount when the trust does not have sufficient funds available to make these payments.

DISTRIBUTIONS

Source of distributions

The funds of the trust available for distribution to the holders of the trust preferred securities will be limited to payments made under the junior subordinated debt securities. If we do not make interest payments on the junior subordinated debt securities, the property trustee will not have funds available to pay distributions on the trust preferred securities. Distributions will be paid through the property trustee,

Description of the preferred securities

which will hold the amounts received from our interest payments on the junior subordinated debt securities in the property trustee account for the benefit of the holders of the trust securities.

Enforcement of distributions

If an event of default under the indenture has occurred and is continuing and is attributable to the failure by us to pay interest on or principal of the junior subordinated debt securities, then the holders of not less than 25% in aggregate principal amount of the trust preferred securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove this right without the prior written consent of the holders of a majority in aggregate principal amount of the trust preferred securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Exchange Act.

Payment of distributions

Distributions on the trust preferred securities will be payable at the annual rate of 6.62% of the $25 stated liquidation amount, payable monthly in arrears on the twelfth day of each month. The record date will be the fifteenth day of the month immediately preceding the relevant distribution date. The first distribution date for the trust preferred securities will be January 12, 2005.

Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date. When we use the term “business day,” we mean any day other than a Saturday, a Sunday, or a day on which banking institutions in San Juan, Puerto Rico and New York, New York, are authorized or required by law or executive order to close.

Extended interest payment period

We have the right to defer the payment of interest on the junior subordinated debt securities at any time for a period not exceeding 60 consecutive months as long as we are not in default under the indenture. We refer to this period of deferral as an “extended interest payment period.” No extended interest payment period may extend beyond December 12, 2034 or end on a date other than an interest payment date. If we defer the payment of interest, monthly distributions on the trust preferred securities will also be deferred during any such extended interest payment period. Any deferred distributions under the trust preferred securities will accumulate additional amounts at the annual rate of 6.62%, compounded monthly from the relevant distribution date. The term “distributions” as used in this prospectus includes those accumulated amounts.

During an extended interest payment period, we may not:

—	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, including our outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock (other than, among other things, stock dividends, dividends of, or the redemption or repurchase of rights, in either case in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock and payments under the trust preferred securities guaranty agreement (the “Exception”));

—	make any payment of principal, premium, if any, or interest on, or repay, repurchase or redeem any debt securities that rank equally with, or junior in interest to, the junior subordinated debt securities; or

Description of the preferred securities

—	make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the junior subordinated debt securities (other than the Exceptions).

After the termination of any extended interest payment period and the payment of all amounts due, we may elect to begin a new extended interest payment period, subject to the above requirements.

We do not currently intend to exercise our right to defer distributions on the trust preferred securities by deferring the payment of interest on the junior subordinated debt securities.

REDEMPTION OR EXCHANGE

General

Subject to the prior approval of the Federal Reserve, if required, we will have the right to redeem the junior subordinated debt securities:

—	in whole at any time, or in part from time to time, on or after December 12, 2009;

—	at any time, in whole but not in part, within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Regulatory Capital Event, which terms we define below; or

—	at any time, and from time to time, to the extent of any trust preferred securities we purchase, plus a proportionate amount of the common securities we hold.

Mandatory redemption

Upon our repayment or redemption of any junior subordinated debt securities, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 35 days nor more than 60 days notice, at the applicable redemption price.

On or after December 12, 2014, the redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions to the date of redemption. Prior to December 12, 2014, the redemption price will equal the following percentages of the aggregate liquidation amounts of the trust securities:

Year	Percentage

On or after December 12, 2009	105%
On or after December 12, 2010	104%
On or after December 12, 2011	103%
On or after December 12, 2012	102%
On or after December 12, 2013	101%

plus accrued and unpaid distributions to the date of redemption.

Distribution of junior subordinated debt securities in exchange for trust preferred securities

We will have the right at any time to dissolve the trust subject to the receipt of all required regulatory approvals. The holders of the trust preferred securities will be entitled to thirty days notice prior to the dissolution of the trust. If we dissolve the trust, the junior subordinated debt securities will distributed directly to the holders of trust securities, subject to the payment of the trust’s liabilities, unless such distribution is determined by the property trustee not to be practicable, in which event such holders will be entitled to receive pro rata out of the assets of the trust available for distribution, after payment of the trust’s liabilities, an amount equal to the aggregate of the liquidation amount of the junior subordinated debt securities plus accumulated and unpaid distributions thereon to the date of payment. See “—Liquidation Distribution Upon Dissolution.”

Description of the preferred securities

We cannot make any statements as to the valuation of the trust preferred securities or the junior subordinated debt securities that may be distributed if a dissolution and liquidation of the trust were to occur. The trust preferred securities that are being sold pursuant to this prospectus or the junior subordinated debt securities that may be received on dissolution and liquidation of the trust, may be valued at a discount to the price that was paid to purchase the trust preferred securities.

Redemption upon a tax event, investment company event or regulatory capital event

If a Tax Event, an Investment Company Event or a Regulatory Capital Event occurs, we will have the right to redeem the junior subordinated debt securities in whole, but not in part. Our redemption of the debentures will cause a mandatory redemption of all of the trust securities at 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions to the date of redemption. If one of these events occurs and we do not elect to redeem the junior subordinated debt securities, or to dissolve the trust and cause the junior subordinated debt securities to be distributed to holders of the trust securities, then the trust preferred securities will remain outstanding and interest may continue to be payable on the junior subordinated debt securities.

“Tax Event” means the receipt by the trust and us of an opinion of counsel experienced in such matters stating that, as a result of any amendment to or change or prospective change in the laws or regulations of, the United States, any political subdivision thereof or Puerto Rico, or taxing authority of the United States or Puerto Rico, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, there is more than an insubstantial risk that:

—	the trust is, or will be within 90 days after the date of the opinion, subject to the United States Federal or Puerto Rico income tax with respect to income received or accrued on the junior subordinated debt securities;

—	interest payable by us on the junior subordinated debt securities is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for Puerto Rico tax purposes or for U.S. income tax purposes; or

—	the trust is, or will be within 90 days after the date of the opinion, subject to more than a de minimus amount of other taxes, duties or other governmental charges.

“Investment Company Event” means the receipt by the trust and us of an opinion of counsel experienced in such matters, to the effect that, as a result of change in law or regulation or a change in interpretation or application of law or regulation, the trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act.

“Regulatory Capital Event” means the receipt by us of an opinion of independent bank regulatory counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations of the United States or any rules, guidelines or policies of applicable regulatory agencies or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of the indenture, the trust preferred securities do not constitute, or within 90 days of the date thereof, will not constitute, Tier I capital (or its then equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), or any capital adequacy guidelines as then in effect and applicable to R&G Financial. For the avoidance of doubt, the adoption by the Federal Reserve as a final rule of any of the proposals set forth in its notice of proposed rule making dated May 6, 2004 shall not constitute a Regulatory Capital Event.

For all of the events described above, we or the trust must request and receive an opinion with regard to the event within a reasonable period of time after we become aware of the possible occurrence of an event of this kind.

Description of the preferred securities

Redemption of junior subordinated debt securities in exchange for trust preferred securities we purchase

Although it is unlikely to happen, subject to the prior approval of the Federal Reserve, if required, we will also have the right at any time, and from time to time, to redeem junior subordinated debt securities in exchange for any trust preferred securities we may have purchased from the holders. If we elect to surrender any trust preferred securities beneficially owned by us in exchange for redemption of a like amount of junior subordinated debt securities, we will also surrender a proportionate amount of common securities in exchange for junior subordinated debt securities. Preferred securities owned by other holders will not be called for redemption at any time when we elect to exchange trust securities we own to redeem junior subordinated debt securities.

The common securities we surrender will be in the same proportion to the trust preferred securities we surrender as is the ratio of common securities purchased by us to the trust preferred securities issued by the trust. In exchange for the trust securities surrendered by us, the property trustee will cause to be released to us for cancellation junior subordinated debt securities with a principal amount equal to the liquidation amount of the trust securities, plus any accumulated but unpaid distributions, if any, then held by the property trustee allocable to those trust securities. After the date of redemption involving an exchange by us, the trust securities we surrender will no longer be deemed outstanding and the junior subordinated debt securities redeemed in exchange will be cancelled.

REDEMPTION PROCEDURES

Preferred securities will be redeemed at the applicable redemption price with the proceeds from our contemporaneous redemption of the junior subordinated debt securities. Redemptions of the trust preferred securities will be made, and the redemption price will be payable, on each redemption date only to the extent that the trust has funds available for the payment of the applicable redemption price.

Notice of any redemption will be mailed at least 35 days, but not more than 60 days, before the date of redemption to the holders of the trust securities to be redeemed at their registered address. Unless we default in payment of the redemption price on the junior subordinated debt securities, interest will cease to accumulate on the junior subordinated debt securities called for redemption on and after the date of redemption.

If the trust gives notice of redemption of its trust securities, then the property trustee, to the extent funds are available, will pay the applicable redemption price to the holders of the trust securities, upon surrender of the certificates evidencing the trust preferred securities. Distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit, all rights of the holders of the trust securities called for redemption will cease, except the right to receive the applicable redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment will be made on the immediately preceding business day.

If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the trust or by us pursuant to the guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the trust for the trust securities to the date the applicable redemption price is actually paid.

Description of the preferred securities

In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated pro rata to those trust securities based upon the relative liquidation amounts. The particular trust preferred securities to be redeemed will be selected by the property trustee from the outstanding trust preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate.

Subject to applicable law, and if we are not exercising our right to defer interest payments on the junior subordinated debt securities, we may, at any time, purchase outstanding trust preferred securities.

SUBORDINATION OF COMMON SECURITIES

If we default under the indenture, no distributions may be made on the common securities unless all payments (either distributions or redemptions, as applicable) have been made on the trust preferred securities. Absent a default under the indenture, the common securities and trust preferred securities will be treated equally with regard to the payment of distributions and in the event of a redemption.

In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default with respect to the trust preferred securities has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on our behalf, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

We will have the right at any time to dissolve the trust and cause the junior subordinated debt securities to be distributed to the holders of the trust preferred securities. This right is subject, however, to us receiving all required regulating approvals, and to providing thirty days notice to the holders of the trust preferred securities.

In addition, the trust will automatically dissolve upon expiration of its term and will dissolve earlier on the first to occur of, among other things:

—	our bankruptcy, dissolution or liquidation;

—	the distribution of a like amount of the junior subordinated debt securities to the holders of trust securities, if we have given written direction to the property trustee to terminate the trust;

—	redemption of all of the trust preferred securities as described under “—Redemption or Exchange— Mandatory Redemption”; or

—	the entry of a court order for the dissolution of the trust.

With the exception of a redemption as described under “—Redemption or Exchange— Mandatory Redemption,” if an early dissolution of the trust occurs, the trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the trust as provided by applicable law, the trustees will distribute to the holders of trust securities, junior subordinated debt securities:

—	in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

Description of the preferred securities

—	with an interest rate identical to the distribution rate on the trust securities; and

—	with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

However, if the property trustee determines that the distribution is not practical, then the holders of trust securities will be entitled to receive, instead of junior subordinated debt securities, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust securities will be paid on a proportional basis, based on liquidation amounts, to us, as the holder of the common securities, and to the holders of the trust preferred securities. However, if an event of default under the indenture has occurred and is continuing, the trust preferred securities will have a priority over the common securities. See “—Subordination of Common Securities.”

If we do not elect to redeem the junior subordinated debt securities prior to maturity or to liquidate the trust and distribute the junior subordinated debt securities to the holders of the trust preferred securities, the trust preferred securities will remain outstanding until the repayment of the junior subordinated debt securities. If we elect to dissolve the trust and thus cause the junior subordinated debt securities to be distributed to the holders of the trust preferred securities in liquidation of the trust, we will continue to have the right to shorten the maturity of the junior subordinated debt securities.

LIQUIDATION VALUE

The amount of the liquidation distribution payable on the trust preferred securities in the event of any liquidation of the trust is $25 per preferred security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of junior subordinated debt securities having a liquidation value and accrued interest of an equal amount.

EVENTS OF DEFAULT; NOTICE

The trust agreement provides that those actions which constitute an event of default under the indenture shall constitute an event of default under the trust agreement. See “Description of the Junior Subordinated Debt Securities— Events of Default” for a discussion of the events of default under the indenture.

Within 90 business days after the occurrence of any event of default actually known to the property trustee, the property trustee will notify the holders of the trust preferred securities, the administrative trustees and us of the default, unless the event of default has been cured or waived. We and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we and they are in compliance with all the conditions and covenants applicable to each of us under the trust agreement.

If an event of default under the indenture has occurred and is continuing, the trust preferred securities will have preference over the common securities upon dissolution of the trust.

REMOVAL OF THE TRUSTEES

We may remove any trustee at any time. However, if an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding trust preferred securities may remove the property trustee or the Delaware trustee. The holders of the trust preferred securities have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a property trustee or Delaware trustee and no appointment of a successor property trustee or Delaware trustee will

Description of the preferred securities

be effective until such successor trustee or trustees accepts the appointment in accordance with the trust agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

If required by the Trust Indenture Act or other applicable law, or as requested by us as the holders of the common securities, the administrative trustees or the property trustee, we will appoint one or more persons or entities either

—	to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or

—	to act as separate trustee of any trust property.

In either case, these trustees will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below or as described in “—Liquidation Distribution Upon Dissolution.” For these purposes, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, in some cases that transaction may be considered to involve a replacement of the trust, and the conditions set forth below would apply to such transaction. The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the trust preferred securities, the property trustee or the Delaware trustee, undertake a transaction listed above if the following conditions are met:

—	the successor entity either

—	expressly assumes all of the obligations of the trust with respect to the trust preferred securities, or

—	substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities (referred to as “successor securities”) so long as the successor securities rank the same in priority as the trust preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

—	we appoint a trustee of the successor entity possessing the same powers and duties as the property trustee in its capacity as the holder of the junior subordinated debt securities;

—	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect;

Description of the preferred securities

—	prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel experienced in such matters that

—	any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect, and

—	following the transaction, neither the trust nor the successor entity will be required to register as an “investment company” under the Investment Company Act; and

—	we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

Notwithstanding the foregoing, the trust may not, except with the consent of the holders of the trust preferred securities, enter into any transaction of this kind if the transaction would affect the trust’s status as a grantor trust for federal or Puerto Rico income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

Except as described below and under “Description of the Guarantee— Amendments” and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the trust preferred securities will have no voting rights. The trust agreement may be amended from time to time by us, the property trustee and the administrative trustees, without the consent of the holders of the trust preferred securities, in the following circumstances:

—	with respect to acceptance of appointment by a successor trustee;

—	to cure any ambiguity, correct or supplement any provision in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement; and

—	to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the trust will be classified as a grantor trust for federal or Puerto Rico income tax purposes at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an “investment company” under the Investment Company Act; provided, however, in each case, such action may not adversely effect the interests of the holders of the trust securities.

Certain provisions in the trust agreement described below provide additional protection to the holders of the trust preferred securities. With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the administrative trustees may amend the trust agreement if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust’s status as a grantor trust for United States federal or Puerto Rico income tax purposes or the trust’s exemption from status as an “investment company” under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to

—	change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or

—	restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

Description of the preferred securities

As long as the property trustee holds any junior subordinated debt securities, the trustees will not, without obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of all outstanding trust preferred securities:

—	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the junior subordinated debt securities;

—	waive any past default that is waivable under the indenture;

—	exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debt securities will be due and payable; or

—	consent to any amendment or termination of the indenture or the junior subordinated debt securities, where the property trustee’s consent is required. However, where a consent under the indenture requires the consent of each holder of the affected junior subordinated debt securities, no consent will be given by the property trustee without the prior consent of each holder of the trust preferred securities.

The trustees may not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except by subsequent vote of the holders of the trust preferred securities. The property trustee will notify the holders of trust preferred securities of any notice of default with respect to the junior subordinated debt securities. In addition to obtaining the foregoing approvals of the holders of the trust preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust will not be classified as an association taxable as a corporation for United States federal or Puerto Rico income tax purposes on account of the action.

Any required approval of the holders of trust securities may be given at a meeting or by written consent. The administrative trustees will cause a notice of any meeting at which the holders of the trust securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of trust securities.

No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel its trust preferred securities or to distribute the junior subordinated debt securities in accordance with the trust agreement.

Notwithstanding the fact that the holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned by us or any affiliate of us will, for purposes of the vote or consent, be treated as if they were not outstanding.

CERTIFICATES FOR TRUST PREFERRED SECURITIES; PAYMENT AND PAYING AGENCY

The trust preferred securities will be issued in definitive form, in denominations of $25 and integral multiples of $25 and may be transferred or exchanged at the offices described below.

Payments in respect of the trust preferred securities will be made by check mailed or by wire transfer to the account of each holder of the trust preferred securities, on the relevant distribution dates. The paying agent for the trust preferred securities will initially be the property trustee. The paying agent for the trust preferred securities may resign as paying agent upon 30 days written notice to the administrative trustees. If the property trustee no longer is the paying agent for the trust preferred securities, the administrative trustees will appoint a successor to act as paying agent.

Description of the preferred securities

REGISTRAR AND TRANSFER AGENT

The property trustee will act as the registrar and the transfer agent for the trust preferred securities. Registration of transfers of trust preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

The property trustee undertakes to perform only the duties set forth in the trust agreement. After the occurrence of an event of default that is continuing, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of the holders of trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which the holders of trust preferred securities are entitled to vote upon, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

—	the trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act;

—	the trust will not be classified for United States federal or Puerto Rico income tax purposes as a grantor trust or causing each holder to be treated as owning an undivided beneficial interest in the junior subordinated debt securities; and

—	the interest payable on junior subordinated debt securities will be deductible by us for Puerto Rico income tax purposes.

In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

The holders of the trust preferred securities have no preemptive or similar rights. The trust agreement and the trust securities will be governed by Delaware law.

Description of the junior subordinated debt securities

The junior subordinated debt securities are a series of junior subordinated debt securities as described in the accompanying prospectus. The following, together with the description applicable to junior subordinated debt securities under “Description of Junior Subordinated Debt Securities” on page 5 in the accompanying prospectus, describes the material terms of the junior subordinated debt securities. If the description of the junior subordinated debt securities set forth in this prospectus supplement differs in any way from the description set forth in the accompanying prospectus, you should rely on the description set forth in this prospectus supplement. The form of the indenture is on file at the Securities and Exchange Commission as an exhibit to the registration statement pertaining to this prospectus supplement. A supplemental indenture containing specific terms of the junior subordinated debt securities will be filed with the Securities and Exchange Commission under cover of a Form 8-K upon closing of the issuance of such securities. The term “indenture” refers where applicable to the indenture as amended by the supplemental indenture.

Concurrently with the issuance of the trust preferred securities, the trust will invest the proceeds from the sale of the trust securities in the junior subordinated debt securities issued by us. The junior subordinated debt securities will be issued as unsecured debt under the indenture between us and the Wilmington Trust Company, as trustee. The indenture will be qualified under the Trust Indenture Act.

GENERAL

The junior subordinated debt securities will be limited in aggregate principal amount to $128,866,000. This amount represents the sum of the aggregate stated liquidation amounts of the trust securities. The junior subordinated debt securities will bear interest at the annual rate of 6.62% of the principal amount. The interest will be payable monthly in arrears on the twelfth day of each month, beginning January 12, 2005, to the person in whose name each debenture is registered at the close of business on the 15th day of the month preceding the month that the distribution occurs. It is anticipated that, until the liquidation, if any, of the trust, the junior subordinated debt securities will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the junior subordinated debt securities is not a business day, then payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of interest will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due at the annual rate of 6.62%, compounded monthly.

The junior subordinated debt securities will mature on December 12, 2034, the stated maturity date. We may shorten this date at any time to any date not earlier than December 12, 2009, subject to the prior approval of the Federal Reserve, if required. We will give notice to the trustee and the holders of the junior subordinated debt securities, no more than 60 days and no less than 35 days prior to the effectiveness of any change in the stated maturity date. We will not have the right to redeem the junior subordinated debt securities from the trust until after December 12, 2009, except if there has occurred a Tax Event, an Investment Company Event or a Regulatory Capital Event, which terms are defined under “Description of the Trust Preferred Securities— Redemption or Exchange— Redemption upon a Tax Event, Investment Company Event or a Regulatory Capital Event.”

The junior subordinated debt securities will be unsecured and will rank junior to all of our senior and subordinated debt, including indebtedness we may incur in the future. Because we are a bank holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any

Description of the junior subordinated debt securities

subsidiary’s liquidation or reorganization or otherwise, and thus the ability of holders of the junior subordinated debt securities to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The junior subordinated debt securities will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of junior subordinated debt securities should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt.

Except in limited circumstances, the indenture does not contain provisions that afford holders of the junior subordinated debt securities protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the junior subordinated debt securities.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the junior subordinated debt securities at any time for a period not exceeding 60 consecutive months. However, no extended interest payment period may extend beyond the stated maturity of the junior subordinated debt securities or end on a date other than a date interest is normally due. At the end of an extended interest payment period, we must pay all interest then accrued and unpaid, together with interest thereon at the annual rate of 6.62%, compounded monthly.

Prior to the termination of any extended interest payment period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extended interest payment period and the payment of all amounts then due, we may elect to begin a new extended interest payment period at any time. We do not currently intend to exercise our right to defer payments of interest on the junior subordinated debt securities.

We must give the property trustee, the administrative trustees and the trustee notice of our election of an extended interest payment period at least five business days prior to the next date on which distributions on the trust securities would have been payable or the date the trust is required to give notice of the record date, or the date the distributions are payable, to any national securities exchange. If the property trustee is not the only registered holder of the junior subordinated debt securities, then the notice must also be given to the other holders of the junior subordinated debt securities.

Other than as described above, there is no limitation on the number of times that we may elect to begin an extended interest payment period.

RESTRICTIONS ON PAYMENTS

We are restricted from making certain payments (as described below) if we have chosen to defer payment of interest on the junior subordinated debt securities, if an event of default has occurred and is continuing under the indenture, or if we are in default with respect to our obligations under the guarantee.

If any of these events occur, we will not:

—	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, including our outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock (other than, among other things, stock dividends, dividends of, or the redemption of rights, in either case, in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock or payments under the guarantee (the “Exceptions”)) or allow any of our

Description of the junior subordinated debt securities

subsidiaries to do the same with respect to their capital stock (other than payment of dividends or distributions to us);

—	make any payment of principal, interest or premium on, or repay, repurchase or redeem any debt securities that rank equally with, or junior in interest to, the junior subordinated debt securities; or

—	make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the junior subordinated debt securities (other than the Exceptions).

ADDITIONAL SUMS TO BE PAID AS A RESULT OF ADDITIONAL TAXES

If the trust or the property trustee is required to pay any additional taxes, duties, assessments or other governmental charges as a result of the occurrence of a Tax Event, we will pay as additional interest on the junior subordinated debt securities any amounts which may be required so that the net amounts received and retained by the trust after paying any additional taxes, duties, assessments or other governmental charges will not be less than the amounts the trust and the property trustee would have received had the additional taxes, duties, assessments or other governmental charges not been imposed.

REDEMPTION

Subject to prior approval of the Federal Reserve, if required, we may redeem the junior subordinated debt securities prior to maturity:

—	in whole at any time or in part from time to time, on or after December 12, 2009; or

—	at any time, in whole but not in part, within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Regulatory Capital Event.

To the extent we redeem the junior subordinated debt securities on or after December 12, 2014 or in connection with a Tax Event, Investment Company Event or Regulatory Capital Event, the redemption price will equal 100% of the aggregate liquidation amount of the junior subordinated debt securities plus accumulated but unpaid distributions to the date of redemption.

To the extent we redeem the junior subordinated debt securities prior to December 12, 2014, the redemption price will equal the following percentages of the aggregate liquidation amounts of the junior subordinated debt securities:

Year	Percentage

On or after December 12, 2009	105%
On or after December 12, 2010	104%
On or after December 12, 2011	103%
On or after December 12, 2012	102%
On or after December 12, 2013	101%

plus accrued and unpaid distributions to the date of redemption.

Notice of any redemption will be mailed at least 35 days but not more than 60 days before the redemption date to each holder of junior subordinated debt securities to be redeemed at its registered address. Redemption of less than all outstanding junior subordinated debt securities must be effected proportionately, by lot or in any other manner deemed to be fair and appropriate by the indenture trustee. Unless we default in payment of the applicable redemption price for the junior subordinated debt securities, on and after the redemption date interest will no longer accrue on the junior subordinated debt securities or the portions of the junior subordinated debt securities called for redemption. The junior subordinated debt securities will not be subject to any sinking fund.

Description of the junior subordinated debt securities

DISTRIBUTION UPON LIQUIDATION

As described under “Description of the Trust Preferred Securities— Liquidation Distribution Upon Dissolution,” under certain circumstances and upon the receipt of all required regulatory approvals, the junior subordinated debt securities may be distributed to the holders of the trust preferred securities in liquidation of the trust after satisfaction of liabilities to creditors of the trust.

SUBORDINATION

The junior subordinated debt securities are subordinated and junior in right of payment to all of our senior and subordinated indebtedness, as defined below. Upon any payment or distribution of assets to creditors upon any of our liquidation, dissolution, winding up or reorganization, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings in connection with any insolvency or bankruptcy proceedings, the holders of our senior and subordinated indebtedness will first be entitled to receive payment in full of principal and interest before the holders of junior subordinated debt securities will be entitled to receive or retain any payment in respect of the junior subordinated debt securities.

If the maturity of any junior subordinated debt securities is accelerated because of our default under the indenture, the holders of all of our senior and subordinated indebtedness outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to them, including any amounts due upon acceleration, if any, before the holders of the junior subordinated debt securities will be entitled to receive or retain any principal or interest payments on the junior subordinated debt securities.

No payments of principal or interest on the junior subordinated debt securities may be made if there has occurred and is continuing a default in any payment with respect to any of our senior and subordinated indebtedness or an event of default with respect to any of our senior and subordinated indebtedness resulting in the acceleration of the maturity of the senior and subordinated indebtedness.

The term “indebtedness” means, with respect to any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

—	every obligation of the person for money borrowed;

—	every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

—	every reimbursement obligation of the person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the person;

—	every obligation of the person issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

—	every capital lease obligation of the person;

—	all indebtedness of such person whether incurred on or prior to the date of the indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

—	every obligation of the type referred to above of another person and all dividends of another person the payment of which, in either case, the first person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

The term “senior and subordinated indebtedness” means the principal of, and premium of any, and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on indebtedness, whether incurred on or prior to the date of the indenture or incurred thereafter, unless, in the instrument creating or evidencing the same or pursuant to which the same is

Description of the junior subordinated debt securities

outstanding, it is provided that such obligations are not superior in right of payment to the junior subordinated debt securities or other indebtedness which is equal or subordinated to the junior subordinated debt securities. However, senior and subordinated indebtedness will not be deemed to include:

—	any of our indebtedness that when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;

—	any indebtedness to any of our employees;

—	any indebtedness to any of our subsidiaries; or

—	the junior subordinated debt securities.

We may from time to time incur senior and subordinated debt and there is no limitation under the indenture on the amount of indebtedness we may incur. Our obligations under the junior subordinated debt securities will rank senior to the four series of Preferred Stock we have issued and outstanding, which are shown under “Capitalization” above, as well as to any preferred stock we may issue in the future, and will rank equal to the junior subordinated debt securities issued by us to the five (5) prior statutory trusts.

MODIFICATION OF INDENTURE

Certain provisions in the indenture described below are intended to provide additional protection to holders of the junior subordinated debt securities. We and the trustee may, from time to time without the consent of the holders of the junior subordinated debt securities, amend, waive our rights under, or supplement, the indenture for purposes which do not materially adversely affect the rights of the holders of the junior subordinated debt securities. Other changes may be made by us and the trustee with the consent of the holders of a majority in principal amount of the outstanding junior subordinated debt securities. However, without the consent of the holder of each outstanding junior subordinated debt security affected by the proposed modification, no modification may:

—	change the maturity date of any junior subordinated debt securities,

—	reduce the principal amount of the junior subordinated debt securities,

—	reduce the rate or extend the time of payment of interest on the junior subordinated debt securities (except as contemplated in the indenture),

—	make the principal of, premium, if any, or interest on, the junior subordinated debt securities payable in any coin or currency other than that provided in the junior subordinated debt securities,

—	impair or affect the right of any holder of junior subordinated debt securities to institute suit for the payment thereof or reduce any amount payable on prepayment, or

—	reduce the percentage of junior subordinated debt securities for which the consent of the holders is required for any such modification.

As long as any of the trust preferred securities remain outstanding, no modification of the indenture may be made without the prior consent of the holders of a majority of the aggregate liquidation amount of the trust preferred securities, provided that if the consent of the holder of each outstanding junior subordinated debt security is required, such amendment shall not be effective until each holder of the trust preferred securities shall have consented to such amendment.

Description of the junior subordinated debt securities

EVENTS OF DEFAULT

The indenture provides that any one or more of the following events with respect to the junior subordinated debt securities that has occurred and is continuing constitutes an event of default under the indenture:

—	our failure to pay any interest on the junior subordinated debt securities or similar securities issued to similar trusts for 30 days after the due date, except where we have properly deferred the interest payment;

—	our failure to pay any principal on the junior subordinated debt securities or similar securities issued to similar trusts when due whether at maturity, upon redemption, by declaration of acceleration or otherwise;

—	our default in the performance, or breach of any covenants or warranty of us contained in the indenture and continuance of such default or breach for 60 days after written notice to us from the trustee or the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debt securities;

—	a court shall enter a decree or order with respect to us in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of us or for any substantial part of our property, or ordering the winding-up or liquidation of our affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

—	we shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of us or of any substantial part of our property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay our debts as they become due.

The holders of a majority of the aggregate outstanding principal amount of the junior subordinated debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. The trustee, or the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debt securities, may declare the principal due and payable immediately upon an event of default under the indenture. The holders of a majority of the outstanding principal amount of the junior subordinated debt securities may rescind and annul the declaration and waive the default if the default has been cured waived or otherwise remedied, and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee so long as the holders of a majority in liquidation amount of the trust securities have consented to the waiver of default. The holders may not annul the declaration and waive a default if the default is the non-payment of the principal of the junior subordinated debt securities which has become due solely by the acceleration.

We are required to file annually with the trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY THE HOLDERS OF THE TRUST PREFERRED SECURITIES

If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by us to pay interest on or principal of the junior subordinated debt securities on the date on which the payment is due and payable, then the holders of at least 25% in aggregate liquidation amount of the trust preferred securities may institute a direct action against us to compel us to make the payment.

Description of the junior subordinated debt securities

We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of the trust preferred securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Exchange Act.

The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the junior subordinated debt securities unless there has been an event of default under the indenture.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

—	we are the surviving entity or we consolidate with or merge into another entity or convey, transfer or lease our properties substantially as an entirety to any entity, the successor entity is organized under the laws of the United States or any state thereof, the District of Columbia or the Commonwealth of Puerto Rico, and the successor entity expressly assumes by supplemental indenture our obligations on the junior subordinated debt securities;

—	after giving effect to the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

—	other conditions as prescribed in the indenture are met.

Under certain circumstances, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, such transaction may be considered to involve a replacement of the trust, and the provisions of the trust agreement relating to a replacement of the trust would apply to such transaction. See “Description of the Trust Preferred Securities— Mergers, Consolidations, Amalgamations or Replacements of the Trust.”

SATISFACTION AND DISCHARGE

The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the indenture when all junior subordinated debt securities not previously delivered to the indenture trustee for cancellation:

—	have become due and payable; or

—	will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debt securities not previously delivered to the trustee for cancellation, for the principal and interest due to the date of the deposit or to the stated maturity or redemption date, as the case may be.

We may still be required to provide officers’ certificates and opinions of counsel and pay fees and expenses due after these events occur.

GOVERNING LAW

The indenture and the junior subordinated debt securities will be governed by and construed in accordance with New York law.

Description of the junior subordinated debt securities

INFORMATION CONCERNING THE TRUSTEE

The trustee is subject to all the duties and responsibilities specified with respect to a trustee under the Trust Indenture Act. Subject to these provisions, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holders of junior subordinated debt securities, unless offered reasonable security or indemnity by the holders against the costs, expenses and liabilities which might be incurred. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

We have agreed, pursuant to the indenture, for so long as trust preferred securities remain outstanding:

—	to maintain directly or indirectly 100% ownership of the common securities of the trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

—	not to voluntarily dissolve the trust, except in connection with the distribution of the junior subordinated debt securities or certain mergers, consolidations or amalgamations, each as permitted by the trust agreement;

—	to use our reasonable efforts to cause the trust (a) to remain a business trust, except in connection with a distribution of junior subordinated debt securities, the redemption of all of the trust securities of the trust or mergers, consolidations or amalgamations, each as permitted by the trust agreement; and (b) to otherwise continue to be treated as a grantor trust and not an association taxable as a corporation for federal or Puerto Rico income tax purposes; and

—	to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the junior subordinated debt securities.

Description of the guarantee

The following, together with the “Description of Guarantees” on page 11 of the accompanying prospectus, is a description of the material terms of the trust preferred securities guarantee. If the description of the trust preferred securities guarantee set forth in this prospectus supplement differs in any way from the description set forth in the accompanying prospectus, you should rely on the description set forth in this prospectus supplement. The form of the trust preferred securities guarantee agreement is on file at the Securities and Exchange Commission as an exhibit to the registration statement pertaining to this prospectus supplement.

The trust preferred securities guarantee agreement will be executed and delivered by us concurrently with the issuance of the trust preferred securities for the benefit of the holders of the trust preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company, the guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the guarantee for the benefit of the holders of the trust preferred securities.

GENERAL

We agree to pay in full on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payments (as defined below) to the holders of the trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment.

The following payments with respect to the trust preferred securities are called the “guarantee payments” and, to the extent not paid or made by the trust and to the extent that the trust has funds available for those distributions, will be subject to the guarantee:

1)	any accumulated and unpaid distributions required to be paid on the trust preferred securities;

2)	with respect to any trust preferred securities called for redemption, the applicable redemption price, including all accumulated and unpaid distributions to the date of redemption; and

3)	upon a voluntary or involuntary dissolution or winding up of the trust (other than in connection with the distribution of junior subordinated debt securities to the holders of trust preferred securities in exchange for trust preferred securities), the lesser of:

(a)	the aggregate of the liquidation amount and all accumulated and unpaid distributions to the date of payment; and

(b)	the amount of assets of the trust remaining available for distribution to holders of trust preferred securities in liquidation of the trust after satisfaction of liabilities to creditors.

We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the trust preferred securities or by causing the trust to pay the amounts to the holders.

The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the trust has funds available for those distributions. If we do not make interest payments on the junior subordinated debt securities purchased by the trust, the trust will not have funds available to make the distributions and will not pay distributions on the trust preferred securities.

Description of the guarantee

STATUS OF THE GUARANTEE

The guarantee constitutes our unsecured obligation that ranks (i) subordinate and junior in right of payment to all of our senior and subordinated debt in the same manner as the junior subordinated debt securities (ii) pari passu with the junior subordinated debt securities, other junior subordinated debt securities we have issued to our statutory trust subsidiaries similar to Trust VI and other guarantees issued by us with respect to trust preferred securities issued by our statutory trust subsidiaries similar to Trust VI, (iii) senior to our capital stock and (iv) effectively subordinated to the liabilities and obligations or our subsidiaries. We expect to incur additional indebtedness in the future, although we have no specific plans in this regard presently, and, except under certain limited circumstances, neither the indenture nor the trust agreement limits the amounts of senior and subordinated debt that we may incur.

The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, the holders of trust preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity.

The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the junior subordinated debt securities to the holders of the trust preferred securities.

AMENDMENTS

Changes that do not materially adversely affect the rights of the holders of the trust preferred securities will not require a vote of the holders of the trust preferred securities. In any other circumstances, the guarantee may be amended only with the prior approval of the holders of two-thirds of the aggregate liquidation amount of the outstanding trust preferred securities.

EVENTS OF DEFAULT; REMEDIES

An event of default under the guarantee agreement will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. If the guarantee trustee obtains actual knowledge that an event of default has occurred and is continuing, the guarantee trustee must enforce the guarantee for the benefit of the holders of the trust preferred securities. The holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee agreement.

The holders of trust preferred securities may institute and prosecute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee agreement.

TERMINATION OF THE GUARANTEE

The guarantee will terminate and be of no further force and effect upon:

—	full payment of the applicable redemption price of the trust preferred securities;

—	full payment of the amounts payable upon liquidation of the trust; or

—	distribution of the junior subordinated debt securities to the holders of the trust preferred securities.

Description of the guarantee

If at any time the holders of the trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any trust preferred securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred in exercising these powers; but this does not relieve the guarantee trustee of its obligations to exercise the rights and powers under the guarantee in the event of a default.

GOVERNING LAW

The guarantee will be governed by New York law.

Relationship among the preferred securities, the junior subordinated debt securities and the guarantee

FULL AND UNCONDITIONAL GUARANTEE

We irrevocably guarantee payments of distributions and other amounts due on the trust preferred securities, to the extent the trust has funds available for the payment of these amounts. We and the trust believe that, taken together, our obligations under the junior subordinated debt securities, the indenture, the trust agreement, and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the trust preferred securities.

If and to the extent that we do not make payments on the junior subordinated debt securities, the trust will not pay distributions or other amounts due on the trust preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of trust preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinated and junior in right of payment to all of our other indebtedness.

SUFFICIENCY OF PAYMENTS

As long as payments of interest and other payments are made when due on the junior subordinated debt securities, these payments will be sufficient to cover distributions and other payments due on the trust preferred securities, primarily because:

—	the aggregate principal amount of the junior subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

—	the interest rate and interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

—	we will pay for any and all costs, expenses and liabilities of the trust, except the obligations of the trust to pay to the holders of the trust preferred securities the amounts due to the holders pursuant to the terms of the trust preferred securities; and

—	the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

ENFORCEMENT RIGHTS OF HOLDERS OF TRUST PREFERRED SECURITIES

A holder of the trust preferred securities may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the junior subordinated debt securities until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the junior subordinated debt securities would constitute an event of default under the trust agreement.

Relationship among the preferred securities, the junior subordinated debt securities and the guarantee

LIMITED PURPOSE OF THE TRUST

The trust preferred securities evidence preferred undivided beneficial interests in the assets of the trust. The trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in junior subordinated debt securities and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of the holder of trust preferred securities and the rights of a holder of a debenture is that a holder of a debenture is entitled to receive from us the principal amount of and interest accrued on junior subordinated debt securities held, while the holder of trust preferred securities is entitled to receive distributions from the trust (or from us under the guarantee) if and to the extent the trust has funds available for the payment of the distributions.

RIGHTS UPON DISSOLUTION

Upon any voluntary or involuntary dissolution of the trust involving the liquidation of the junior subordinated debt securities, the holders of the trust preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See “Description of the Trust Preferred Securities— Liquidation Distribution Upon Dissolution.” Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the junior subordinated debt securities, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust other than the obligations of the trust to pay to the holders of the trust preferred securities the amounts due to the holders pursuant to the terms of the trust preferred securities, the positions of a holder of the trust preferred securities and a holder of the junior subordinated debt securities relative to our other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

Material federal income tax consequences

GENERAL

The following is a summary of the opinion of Patton Boggs LLP, special counsel to R&G Financial and Trust VI, as to the material United States federal income tax consequences of the purchase, ownership and disposition of the trust preferred securities held as capital assets by U.S. Holders and Puerto Rico U.S. Holders who purchase such trust preferred securities upon initial issuance. To the extent the summary relates to matters of law or legal conclusions with respect thereto, it represents the opinion of Patton Boggs LLP, federal tax counsel to the trust. The summary does not deal with special classes of holders such as non-U.S. Holders (as defined below), banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies and tax-exempt investors. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of trust preferred securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government, Puerto Rico, or of any foreign government that may be applicable to the trust preferred securities. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations thereunder and the administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. An opinion of federal tax counsel is not binding on the Internal Revenue Service, or IRS, or the courts. No rulings have been or are expected to be sought from the IRS with respect to any of the transactions described herein and no assurance can be given that the IRS will not take contrary positions. Moreover, no assurance can be given that the opinions expressed herein will not be challenged by the IRS or, if challenged, that such a challenge would not be successful.

For purposes of this discussion, a “non-U.S. Holder” is any corporation, individual, partnership, estate or trust that is not a U.S. Holder for United States federal income tax purposes. A “U.S. Holder” is a holder of trust preferred securities who or which is (i) a citizen or individual resident (or is treated as a citizen or individual resident) of the United States for United States federal income tax purposes, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includable in its gross income for United States federal income tax purposes without regard to its source or (iv) a trust over which (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States trustees have the authority to control all substantial decisions of the trust. A “Puerto Rico U.S. Holder” is a holder who is a citizen of the United States and a bona fide resident of Puerto Rico during the entire taxable year. A “Puerto Rico Trust” is a trust organized under the laws of the Commonwealth of Puerto Rico if (i) a court within the United States is not able to exercise primary supervision over its administration and (ii) no United States person (as such term is defined in the Code) has the authority to control substantial decisions of the trust.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

In connection with the issuance of the junior subordinated debt securities, under then current law and assuming full compliance with the terms of the indenture and certain other documents, Patton Boggs LLP has delivered its opinion that the junior subordinated debt securities will be classified for United States federal income tax purposes as indebtedness of R&G Financial.

CLASSIFICATION OF THE TRUST

In connection with the issuance of the trust preferred securities, under current law and assuming full compliance with the terms of the trust agreement and the indenture (and certain other documents), Patton

Material federal income tax consequences

Boggs LLP has delivered its opinion that the trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of trust preferred securities generally will be considered the owner of an undivided interest in the junior subordinated debt securities and each holder will be required to include in its gross income any interest with respect to its allocable share of those assets.

U.S. HOLDERS

Interest income and original issue discount

Under regulations promulgated under the original issue discount, or OID, provisions of the Code, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. If the likelihood of R&G Financial deferring payment of interest on the junior subordinated debt securities is “remote,” the junior subordinated debt securities will not be treated as issued with OID and stated interest on the junior subordinated debt securities generally will be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of accounting for United States federal income tax purposes.

Under the OID regulations, if the possibility of R&G Financial deferring payment of interest on the junior subordinated debt securities is not “remote,” the subordinated debentures will be treated as issued with OID and all stated interest on the junior subordinated debt securities will be treated as OID. If at the time of issuance, the possibility of deferral is remote under the OID regulations, but R&G Financial subsequently exercises its option to defer payments of interest on the junior subordinated debt securities, the junior subordinated debt securities would be treated at that time as having been reissued with OID and all stated interest on the junior subordinated debt securities would thereafter be treated as OID as long as the junior subordinated debt securities remain outstanding. In either case, if the junior subordinated debt securities are treated as issued or reissued with OID, all of a U.S. Holder’s taxable interest income with respect to the junior subordinated debt securities would be accounted for on an economic accrual basis regardless of the U.S. Holder’s method of tax accounting and actual cash distributions of stated interest would not be reported as taxable income. Consequently, a U.S. Holder of trust preferred securities would be required to include OID in its gross income even if R&G Financial does not make actual cash payments during an extension period.

R&G Financial will take the position that the likelihood of it deferring the payment of interest on the junior subordinated debentures will be remote and thus that there will be no OID upon issuance of such debt securities. Because income on the trust preferred securities will constitute interest (or OID), corporate U.S. Holders of the trust preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the trust preferred securities. Furthermore, because income on the trust preferred securities will constitute interest and not a dividend, such income will not qualify for the reduced rate of tax on dividends as provided in the Jobs and Growth Tax Relief Reconciliation Act of 2003.

Receipt of junior subordinated debt securities or cash upon liquidation of Trust VI

R&G Financial has the right, under certain circumstances, to liquidate the trust and cause the junior subordinated debt securities to be distributed to the holders of the preferred and common securities. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a nontaxable event to each U.S. Holder, and each U.S. Holder would receive an aggregate tax basis in the junior subordinated debt securities received equal to the U.S. Holder’s aggregate tax basis in its trust preferred securities. A U.S. Holder’s holding period in the junior subordinated debt securities received in liquidation of the trust would include the period during which the trust preferred securities were held by the U.S. Holder. If, however, the trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of its dissolution, the distribution of the junior subordinated debt securities may constitute a taxable event to U.S. Holders of trust preferred securities.

Material federal income tax consequences

Under certain circumstances, the junior subordinated debt securities may be redeemed for cash and the proceeds of that redemption distributed to holders in redemption of their trust preferred securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed trust preferred securities, and a U.S. Holder could recognize gain or loss as if it sold those redeemed trust preferred securities for cash.

Sales of trust preferred securities

A U.S. Holder that sells trust preferred securities, including a redemption of the trust preferred securities by the trust, will recognize gain or loss equal to the difference between its adjusted tax basis in the trust preferred securities and the amount realized on the sale of those trust preferred securities (other than with respect to accrued and unpaid interest which has not yet been included in income, which will be treated as ordinary income). A U.S. Holder’s adjusted tax basis in the trust preferred securities generally will be its initial purchase price increased by OID, if any, previously includable in the U.S. Holder’s gross income through the date of disposition and decreased by payments received on the trust preferred securities in respect of OID, if any. The gain or loss generally will be a capital gain or loss and generally will be long-term if the trust preferred securities have been held by that U.S. Holder for more than one year. Long-term capital gains of non-corporate U.S. Holders are generally subject to reduced capital gain tax rates. The maximum tax for long-term capital gains realized by individual U.S. Holders generally is fifteen percent (15%) through December 31, 2008.

Information reporting to U.S. Holders

Generally, income on the trust preferred securities will be reported to U.S. Holders on Forms 1099, which forms should be mailed to U.S. Holders of trust preferred securities by January 31 following each calendar year.

PUERTO RICO U.S. HOLDERS AND PUERTO RICO TRUSTS

If (i) R&G Financial is engaged in a trade or business in Puerto Rico during each taxable year when interest on the junior subordinated debt securities is paid; (ii) for the three-year period ending with the close of R&G Financial’s taxable year immediately preceding the payment of interest on the junior subordinated debt securities (or such part of such period as may be applicable), more than 20% of R&G Financial’s gross income was derived from sources within Puerto Rico or the conduct of a trade or business in Puerto Rico, as determined under subchapter N of Chapter 1 of Subtitle A of the Code, and (iii) such interest is not treated as paid by a trade or business conducted by R&G Financial outside of Puerto Rico, such determination to be made under Section 884(f)(1)(A) of the Code and the regulations thereunder, then, in the case of a Puerto Rico U.S. Holder, interest (and any OID required to be accrued) on the junior subordinated debt securities received by such Puerto Rico U.S. Holder during such taxable year will constitute gross income from sources within Puerto Rico and will not be included in such Puerto Rico U.S. Holder’s gross income for federal income tax purposes pursuant to Section 933(1) of the Code. For the three-year period ended December 31, 2003, more than 99% of R&G Financial’s gross income was derived from the conduct of a trade business in Puerto Rico, which was determined by applying the rules established in Section 861(c)(1)(B) of the Code. However, there can be no assurance that R&G Financial or any legal successor to R&G Financial will be able to meet the Puerto Rico source of income requirements during the time that the junior subordinated debt securities and the trust preferred securities are outstanding, which can be as long as 30 years. If R&G Financial or any legal successor fails to meet the Puerto Rico source of income requirements, then distributions on the trust preferred securities will be taxable for United States federal income tax purposes to Puerto Rico Holders. In addition, unless interest on the junior subordinated debt securities is treated as paid by a trade or business conducted by R&G Financial within the United States, such determination to be made under Section 884(f)(1)(A) of the Code and the regulations thereunder, then interest (and any OID required to be accrued) on the junior subordinated debt securities received by a Puerto Rico Trust will not be included in such Puerto Rico

Material federal income tax consequences

Trust’s gross income for federal income tax purposes. A Puerto Rico U.S. Holder or a Puerto Rico Trust will not recognize gross income for federal income tax purposes upon the sale of trust preferred securities. Income or gain of a Puerto Rico U.S. Holder or a Puerto Rico Trust that is not subject to federal income tax may be subject to Puerto Rico income taxes.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, PUERTO RICO, OR OTHER FOREIGN TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

Plan of distribution

We, together with Trust VI, have entered into an agency agreement with UBS Financial Services Incorporated of Puerto Rico and R-G Investments Corporation, pursuant to which UBS Financial Services Incorporated of Puerto Rico and R-G Investments Corporation will act as placement agents in connection with the sale of the trust preferred securities to the Puerto Rico Conservation Trust. Under the agency agreement, Trust VI has agreed to sell all the trust preferred securities directly to the Puerto Rico Conservation Trust, and the Puerto Rico Conservation Trust has agreed to purchase all the trust preferred securities from Trust VI, at a price equal to 97.323% of the aggregate liquidation amount of the trust preferred securities. Because the proceeds from the sale of the trust preferred securities will be used to purchase the junior subordinated debt securities issued by us, the agency agreement provides that we will pay to the placement agents as compensation for acting as placement agents a fee of 0.25% of the liquidation amount per preferred security, or $312,500 in the aggregate, which is equal to 0.2569% of the initial public offering price of the trust preferred securities.

The following table shows the per trust preferred securities and total fees to be paid to the placement agents as well as the proceeds received by us from the offering, before deducting expenses:

	Per
	Preferred
	Security	Total

Public offering price	$24.3308	$121,653,750
Placement agents’ fee	$0.0625	$312,500
Proceeds to the trust (before expenses)	$24.2683	$121,341,250

The maximum commission or discount to be received by any member of the National Association of Securities Dealers, Inc. or independent broker-dealer in connection with the sale of our securities that are registered pursuant to the registration statement of which this prospectus is a part will not be greater than 8%.

Excluding underwriting discounts and fees, we estimate that the total expenses of this offering payable by us, which is comprised primarily of legal, accounting, trustees’ fees and printing fees, will be approximately $250,000.

The agency agreement provides that the obligation of the Puerto Rico Conservation Trust to purchase the trust preferred securities is subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, legal opinions and letters from us and the trust, our counsel and our independent auditors.

Pursuant to the agency agreement, we have agreed to indemnify and hold harmless the placement agents and the underwriters for the CT Notes and their respective directors, officers, employees and agents from and against any and all losses, claims, damages or liabilities arising from (i) any untrue statement or alleged untrue statement made by the us in the agency agreement, (ii) any untrue statement or alleged untrue statement of any material fact contained in this registration statement or prospectus or in certain portions of the offering circular of the Puerto Rico Conservation Trust attached to this prospectus (iii) the omission or alleged omission to state a material fact in this registration statement or prospectus or in certain portions of the Puerto Rico Conservation Trust offering circular.

As described in the offering circular of the Puerto Rico Conservation Trust, dated November 26, 2004, to which this prospectus supplement and the accompanying prospectus is attached, the Puerto Rico Conservation Trust will obtain the funds to purchase the trust preferred securities from the sale to the public of the CT Notes. The sale of the trust preferred securities to the Puerto Rico Conservation Trust is for the purpose of collateralizing the CT Notes and the trust preferred securities will be the sole source of payment on the CT Notes. The CT Notes will be payable solely from amounts payable by us on the trust preferred securities and the trust preferred securities will be pledged as collateral to the trustee of the CT Notes. Purchasers of the CT Notes will acquire an indirect interest in the trust preferred securities

Plan of distribution

pursuant to the terms of the CT Notes and, under certain circumstances, may acquire direct interests in the trust preferred securities. Under the trust agreement for the CT Notes, the Puerto Rico Conservation Trust Fund and the trustee for the CT Notes have assigned to the holders of the CT Notes their rights against Trust VI and R&G Financial Corporation and the underwriters of the CT Notes under the federal and applicable state securities laws with respect to the trust preferred securities. Accordingly, purchasers of the CT Notes may proceed directly against Trust VI and R&G Financial Corporation and the underwriters of the CT Notes to enforce those rights without first proceeding against the Puerto Rico Conservation Trust Fund, the trustee for the CT Notes or any other entity. We and the underwriters of the CT Notes have acknowledged the existence of such assignment and agreed not to contest its enforceability.

Under the trust agreement for the CT Notes, to the extent that a holder of CT Notes has obtained, through an action brought under federal or state securities laws in respect of the trust preferred securities, a final judgment or decree which provides such holder with a right of rescission with respect to such trust preferred securities, the trustee, upon due presentment of the final judgment or decree, shall make demand upon us and Trust VI for the principal amount underlying such trust preferred securities. Upon receipt of such funds, the trustee shall return the trust preferred securities to Trust VI and redeem the like principal amount of CT Notes of such holder. Upon presentment by such holder of the CT Notes so redeemed, the trustee will provide the holder with the principal therefore.

We are offering these trust preferred securities ultimately to the purchasers of the CT Notes offered simultaneously herewith. The CT Notes are being offered simultaneously to investors through UBS Financial Services Incorporated of Puerto Rico and R-G Investments Corporation as underwriters of those underlying CT Notes. As a result, each of UBS Financial Services Incorporated of Puerto Rico and R-G Investments Corporation are considered for securities law purposes to be statutory underwriters within the meaning of the Securities Act of 1933 with respect to initial sales of the trust preferred securities and the CT Notes.

We have authorized the underwriters referred to above to deliver a copy of this prospectus relating to the trust preferred securities offered hereby to purchasers of the CT Notes. This prospectus relates only to R&G Financial, Trust VI and the trust preferred securities and do not relate to the CT Notes. You should rely only on this prospectus for a description of R&G Financial and the trust preferred securities.

We have not been involved in the preparation of the offering circular relating to the offering and sale of the CT Notes. We are not partners or joint venturers or in any similar relationship with the Puerto Rico Conservation Trust. Accordingly, we are not assuming any responsibility for or any liability or obligations with respect to the Puerto Rico Conservation Trust, the CT Notes, or the offering circular of the CT Notes.

We reserve the right to withdraw, cancel or modify the offer made by this prospectus without notice.

The trust preferred securities are new issues of securities with no established trading market. We do not intend to list the trust preferred securities for trading on any securities exchange or quotation system. We do not expect that there will be any secondary market for the trust preferred securities.

The placement agents and their affiliates have from time to time been customers of, engaged in transactions with, or performed services for, R&G Financial and its subsidiaries in the ordinary course of business. Such persons may continue to do business with R&G Financial in the future. UBS Financial Services Incorporated of Puerto Rico and its affiliates engage in ordinary course of business transactions with R&G Financial and/or its affiliates, including repurchase agreements, sale of mortgage loans, and sale of mortgage-backed securities and other agency and municipal securities.

Plan of distribution

Because the National Association of Securities Dealers, Inc. (“NASD”) may view the trust preferred securities as interests in a direct participation program, this offering is being made in compliance with the applicable provisions of Rule 2810 of the Conduct Rules of the NASD.

The underwriters and any dealers utilized in the sale of the CT Notes may not confirm sales of the CT Notes to accounts over which they exercise discretionary authority without the prior specific written approval of the customer.

Legal matters

Legal matters for us and the trust involving federal and New York law will be passed upon by Patton Boggs LLP, Washington D.C. Legal matters for us and the trust involving Puerto Rico law will be passed upon by Quilichini, Oliver & Medina, San Juan, Puerto Rico. Legal matters for the placement agents will be passed upon by Pietrantoni Méndez & Alvarez LLP. Patton Boggs LLP and Pietrantoni Méndez & Alvarez LLP will rely on the opinion of Richards, Layton & Finger, P.A., Wilmington, Delaware as to matters of Delaware law applicable to the trust.

Experts

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of R&G Financial Corporation for the year ended December 31, 2003 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

R&G CAPITAL TRUST VI

R&G CAPITAL TRUST VII
R&G CAPITAL TRUST VIII

JUNIOR SUBORDINATED DEBT SECURITIES

Issued by R&G Financial Corporation

TRUST PREFERRED SECURITIES

Issued by the Trusts
Fully and Unconditionally Guaranteed by
R&G Financial Corporation

      The Trusts may offer from time to time trust preferred securities, and we may offer from time to time junior subordinated debt securities and guarantees of the trust preferred securities.

      We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offering. We or the Trusts, as the case may be, will provide the specific terms of these securities as applicable in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

      NEITHER THE TRUST PREFERRED SECURITIES OFFERED BY THE TRUSTS NOR THE JUNIOR SUBORDINATED DEBT SECURITIES OR GUARANTEES OFFERED BY US WILL BE SAVING ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION. THESE SECURITIES WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 28, 2004.

i

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we and the Trusts filed with the Securities and Exchange Commission, or the SEC, utilizing the “shelf” registration process. Under this shelf registration statement, the Trusts may sell trust preferred securities representing undivided beneficial interests in the Trusts to the public and common securities representing undivided beneficial interests in the Trusts to us in one or more offerings. In addition, we may sell, either separately or together, debt securities, preferred stock and common stock in one or more offerings. We may also issue debt securities or common stock upon conversion, exchange or exercise of any of the securities mentioned above. The aggregate amount of securities that we and the Trusts may offer under the registration statement is $500,000,000, denominated in U.S. dollars or the equivalent in foreign currencies, currency units or composite currencies.

      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

      The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

      The words “we”, “our”, “us” and “R&G Financial” refer to R&G Financial Corporation, unless we indicate otherwise.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      We make certain forward-looking statements in this prospectus and in the information incorporated by reference herein that are based upon our current expectations and projections about current events. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. The reader can identify these statements from our use of the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” and similar expressions. These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality and other financial data and capital and performance ratios.

      Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties that are subject to change based on various important factors (some of which are beyond our control). The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations and other forward-looking statements:

•	the strength of the United States economy in general and the strength of the regional and local economies within our markets;

•	geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;

•	adverse changes in the local real estate market, as most of the Company’s loans are concentrated in Puerto Rico and Florida and a substantial portion of these loans have real estate as collateral;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	inflation, interest rate, market and monetary fluctuations;

•	our timely development of new products and services in a changing environment, including the features, pricing and quality of our products and services compared to the products and services of our competitors;

•	the willingness of users to substitute competitors’ products and services for our products and services;

•	the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

•	technological changes;

•	changes in consumer spending and savings habits; and

•	regulatory or judicial proceedings.

      If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus and in the information incorporated by reference herein. Therefore, we caution you not to place undue reliance on our forward-looking information and statements.

R&G FINANCIAL CORPORATION

      We are a Puerto Rico chartered, financial holding company that operates R-G Premier Bank of Puerto Rico, or Premier Bank, a Puerto Rico commercial bank, and R-G Crown Bank, or R-G Crown, a Florida domiciled federal savings bank. We also operate R&G Mortgage Corp, the second largest mortgage company in Puerto Rico, The Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, and Continental Capital Corp., a mortgage banking subsidiary of R-G Crown which does business in the continental United States. We also conduct an insurance agency business and offer broker dealer services in Puerto Rico through Home & Property Insurance Corp. and R-G Investments Corporation, respectively.

      In June 2002, we acquired R-G Crown, which operates in the Tampa — St. Petersburg — Clearwater and Orlando metropolitan areas through 15 full-service offices. According to the Metro Orlando Economic Development Commission, the Orlando market is one of the fastest growing markets in Florida, both generally and for Hispanics in particular (mainly Puerto Rican). Management believes that owning and operating R-G Crown is a cost effective way to access the Hispanic markets in the United States, while providing a strong platform for further expansion in Florida.

      We are currently in our 32nd year of operations and we operate our business through our subsidiaries. We provide a full range of banking services, including commercial banking services, corporate real estate and business lending, residential construction lending, consumer lending and credit cards, offer a diversified range of deposit products and, to a lesser extent, trust and investment services through our private banking department and our broker-dealer. We also provide a range of real estate secured lending activities, including the origination, servicing, purchase and sale of mortgages on single-family residences, the securitization and sale of various mortgage-backed and related securities and the holding and financing of mortgage loans and mortgage-backed and related securities for sale or investment and the purchase and sale of servicing rights associated with such mortgage loans.

      We have generally sought to achieve long-term financial strength and profitability by increasing the amount and stability of our net interest income and non-interest income. We have sought to implement this strategy by:

•	expanding our retail banking franchise in order to achieve increased market presence and to increase core deposits;

•	enhancing our net interest income by increasing our loans held for investment, particularly real estate secured loans, and investment securities;

•	emphasizing the growth of our mortgage banking activities, including the origination and sale of mortgage loans, and growing our loan servicing operation;

•	developing new business relationships through an increased emphasis on commercial real estate and commercial business lending;

•	diversifying our retail products and services, including an increase in consumer loan originations;

•	meeting the financial needs of our customers through, among other things, the offering of trust and investment services and insurance products;

•	expanding our operations in the continental United States; and,

•	emphasizing controlled growth, while pursuing a variety of acquisition opportunities when appropriate.

      Our Class B Common Stock is traded on the New York Stock Exchange under the symbol “RGF.” Our principal executive offices are located at 280 Jesús T. Piñero Avenue, San Juan, Puerto Rico 00918 and our telephone number is (787) 758-2424.

THE TRUSTS

      Each Trust is a statutory trust formed under Delaware law. Each Trust was created pursuant to a separate certificate of trust, which was filed with the Secretary of State of the State of Delaware and a declaration of trust executed by us, as sponsor, and the Trust’s trustees. A statutory trust is a separate legal entity that can be formed for the purposes of holding property. For federal income tax purposes, each Trust is a grantor trust. Each Trust exists for the exclusive purposes of:

•	issuing its trust preferred securities and common securities, which represent undivided beneficial interests in its assets,

•	investing the gross proceeds received from the sale of the trust preferred securities and common securities in an equal aggregate principal amount of our junior subordinated debt securities, and

•	engaging in only those other activities necessary, appropriate, convenient or incidental thereto.

      The public will initially own all of a Trust’s trust preferred securities. We will own all of a Trust’s common securities. When a Trust issues its trust preferred securities, that Trust’s declaration of trust will be amended and restated to set the terms of the trust preferred securities. The common securities will represent an aggregate liquidation amount equal to at least 3% of a Trust’s total capitalization. The trust preferred securities will represent the remaining approximate 97% of a Trust’s total capitalization.

      The common securities of a Trust will rank equally, and payments will be made on the common securities on a ratable basis, with the trust preferred securities of the Trust. However, if an event of default under the amended declaration of any Trust exists, the rights of the holders of the common securities of that Trust to receive distributions and payments and upon liquidation, redemption and otherwise will rank junior to the rights of the holders of the trust preferred securities of that Trust.

      Pursuant to the amended declaration of a Trust, the Trust will initially have four trustees. Two of the trustees will be our employees or officers, which we refer to as the “administrative trustees.” Wilmington Trust Company, Wilmington, Delaware will serve as property trustee under the amended declaration of each Trust and will act as the Delaware trustee for each Trust. The property trustee and the Delaware trustee may at any time be removed or replaced by the holder of the common securities of the applicable Trust. For purposes of compliance with the provisions of the Trust Indenture Act of 1939, Wilmington Trust Company, which is located in Wilmington, Delaware will also act as indenture trustee under our guarantee of the trust preferred securities of each Trust, which we refer to as a “guarantee,” until replaced by the holder of the common securities of that Trust.

      The property trustee for each Trust will hold title to the junior subordinated debt securities for the benefit of the Trust and that of the holders of the trust preferred securities and common securities of that Trust and, so long as the Trust holds the junior subordinated debt securities, the property trustee will have the power to exercise all rights, powers, and privileges of a holder of debentures under the indenture. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing trust account to hold all payments made in respect of the junior subordinated debt securities for the benefit of the holders of the applicable trust preferred securities and common securities, which we refer to as the “property account”. The property account may be held at the property trustee or any paying agent of the property trustee. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the applicable trust preferred securities and common securities out of funds from the property account. Wilmington Trust Company, which is located in Wilmington, Delaware will hold the guarantee for the benefit of the holders of the trust preferred securities of each Trust.

      As the direct or indirect holder of all the common securities of each Trust, we will have the right to appoint, remove or replace any trustee of a Trust and to increase or decrease the number of trustees. We will pay all fees, expenses, debts and obligations, other than with respect to the trust preferred securities and common securities, incurred and associated with each Trust and the offering of the trust preferred securities by any of the Trusts.

      The principal executive office of each of the Trusts is c/o R&G Financial Corporation, 280 Jesús T. Piñero Avenue, Hato Rey, San Juan, Puerto Rico 00918 and the telephone number of each Trust is (787) 758-2424.

USE OF PROCEEDS

      Unless otherwise specified in the applicable prospectus supplement, we will use the proceeds from the sale of the securities described in this prospectus for general corporate purposes, and to support our ongoing and future anticipated growth. We expect to contribute most of the proceeds to one or more of our Puerto Rico and/or U.S. subsidiaries to bolster their capital for such future expansion or for their general working capital needs.

      All of the proceeds from the sale of the trust preferred securities together with proceeds of the common securities will be invested by each Trust in the junior subordinated debt securities to be issued by us.

RATIO OF EARNINGS TO FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

      The following table shows the ratio of earnings to fixed charges and preferred stock dividends of our company, which includes our subsidiaries, on a consolidated basis. For purpose of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle in 2001, plus fixed charges. Fixed charges represent total interest expense (including interest expense on securities sold under agreements to repurchase, Federal Home Loan Bank advances, trust preferred securities, and notes payable), dividend payments on our outstanding preferred stock and a reasonable approximation of the interest component of rental expense, and is presented both including and excluding interest on deposits.

	Six Months
	Ended June 30,				Year Ended December 31,

	2004		2003		2003		2002		2001		2000		1999

	(Unaudited)
Earnings to fixed charges and preferred stock dividends:
Including interest on deposits	1.86	x	1.70	x	1.75	x	1.56	x	1.42	x	1.29	x	1.45x
Excluding interest on deposits	2.47	x	2.24	x	2.35	x	2.03	x	1.81	x	1.54	x	1.86x

DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

      We may issue junior subordinated debt securities from time to time in one or more series under an indenture to be entered into between us and Wilmington Trust Company, Wilmington, Delaware, as property trustee. We refer to the indenture as supplemented or amended from time to time as the “indenture”. The indenture will be qualified under the Trust Indenture Act of 1939. The terms of the junior subordinated debt securities will include those in the indenture and those made part of the indenture by the Trust Indenture Act. The following summary of the material terms and provisions of the junior subordinated debt securities is not intended to be complete. You should read the following description together with the indenture to help you understand the terms of the junior subordinated debt securities. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part.

General

      The junior subordinated debt securities will be issued as unsecured debt under the indenture. The indenture provides that we may issue junior subordinated debt securities from time to time by a resolution of our Board of Directors or a duly appointed committee.

      If we issue junior subordinated debt securities to a Trust in connection with the issuance of trust preferred securities and common securities by the Trust, the junior subordinated debt securities may be distributed ratably to the holders of such trust preferred securities and common securities in connection with the dissolution of the Trust as described in the applicable prospectus supplement. We will issue only one series of junior subordinated debt securities to a Trust in connection with a Trust’s issuance of its trust preferred securities and common securities.

      A prospectus supplement relating to a series of junior subordinated debt securities being offered will include specific terms relating to the offering. These terms may include some or all of the following:

•	the title of the junior subordinated debt securities;

•	any limit on total principal amount of the subordinated debt securities;

•	the maturity date or dates on the subordinated debt securities;

•	the rate or rates of interest on the junior subordinated debt securities, which may be fixed or variable, at which the junior subordinated debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which interest, if any, will accrue;

•	the date or dates on which interest will be payable, or the method of determining such interest payment date or dates, and the related record dates;

•	the place or places where the principal of, premium, if any, and interest on the junior subordinated debt securities will be payable;

•	the right, if any, to extend the interest payment periods and the duration of such extension;

•	any redemption dates, prices, rights, obligations and restrictions on the junior subordinated debt securities;

•	the denominations in which the junior subordinated debt securities will be issuable;

•	the currency or currency unit in which principal, premium, if any, and interest will be paid if other than U.S. dollars;

•	any events of default with respect to the junior subordinated debt securities, if not set forth in the indenture;

•	the form of the junior subordinated debt securities, including the form of the certificate of authentication;

•	any trustee, authenticating or paying agent, warrant agent, transfer agent or registrar with respect to the junior subordinated debt securities;

•	whether the junior subordinated debt securities will be issued as global securities and, in such case, the depositary for such global securities, and certain other matters relating to such global securities; and

•	any other material terms of such series of junior subordinated debt securities not specified in this prospectus.

      The indenture does not contain provisions that would afford holders of the junior subordinated debt securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction in which we are involved that may adversely affect such holders.

Form, Exchange, Registration, Transfer and Payment

      Unless the applicable prospectus supplement states otherwise, we will issue the junior subordinated debt securities in fully registered form, without coupons. Holders of junior subordinated debt securities will not pay any service charge for any registration of transfer or exchange of the junior subordinated debt securities. We may, however, require payment of a sum sufficient to cover any tax or other government charge payable in connection with such registration or transfer.

      Unless the applicable prospectus supplement states otherwise, principal, premium, if any, and interest will be payable, and the junior subordinated debt securities will be transferable, at the corporate trust office of the property trustee as paying and authenticating agent, except that, at our option, interest may be paid:

•	by check mailed to the address of the person entitled to such interest as it appears in the security register, or

•	by wire transfer to an account maintained by the person entitled to such interest as specified in the applicable security register.

Book-Entry Securities

      We may issue junior subordinated debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement. In such case, one or more global securities will be issued in an aggregate denomination equal to the portion of the aggregate principal amount of outstanding junior subordinated debt securities to be represented by such global security. Until it is exchanged in whole or in part for subordinated debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary to its nominee and except in the circumstances described in the applicable prospectus supplement.

      The specific terms of any depositary arrangement and a description of the depositary will be provided in the applicable prospectus supplement.

Subordination

      The junior subordinated debt securities will rank junior to certain of our other debt, which may include both senior and subordinated indebtedness for money borrowed, to the extent described in the applicable prospectus supplement.

Certain Covenants

      We will not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;

•	make any payment of principal, premium, if any, or interest on, or repay, repurchase or redeem any of our debt securities that rank equal or junior to the junior subordinated debt securities; or

•	make any guarantee payment with respect to any guarantee by us of debt securities of any of our subsidiaries if such guarantee ranks equal or junior to the junior subordinated debt securities;

      if at such time:

(1) an event of default exists under the indenture, which we refer to as an “event of default,” and we have not taken reasonable steps to cure the event of default;

(2) if such junior subordinated debt securities are held by the property trustee, we have defaulted on our payment obligations under the guarantee of such Trust; or

(3) we have deferred the payment of interest on such junior subordinated debt securities as permitted under the indenture.

      The foregoing covenant does not, however, apply to:

•	dividends, distributions, redemptions, purchases or acquisitions made by us by issuing our capital stock (or options, warrants or other rights to subscribe for our capital stock),

•	dividends declared in connection with implementing a shareholders’ rights plan, issuing stock under the plan or redeeming or repurchasing rights pursuant to the plan,

•	payments under the guarantee or guarantee of common securities,

•	the purchase of fractional shares resulting from a reclassification of our capital stock,

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,

•	purchases of common stock related to the issuance of common stock or rights under any of our director, officer or employee benefit plans, and

•	obligations under any of our dividend reinvestment or stock purchase plans.

      For so long as such trust preferred securities and common securities of a Trust remain outstanding, we will:

•	maintain, directly or indirectly, 100% ownership of the common securities of the Trust,

•	use our commercially reasonable efforts to cause the Trust to remain a grantor trust, and to continue to be classified as a grantor trust, for United States federal or Puerto Rico income tax purposes, and

•	not to cause or permit the dissolution, winding-up or termination of the Trust except in connection with a distribution of the junior subordinated debt securities as provided in the amended declaration of the Trust, or in connection with certain mergers, consolidations or amalgamations.

Limitation on Mergers and Sales of Assets

      We may not consolidate with, or merge into, any corporation or convey or transfer our properties and assets substantially as an entirety to any person unless:

•	the successor entity expressly assumes our obligations under the indenture, and

•	after giving effect to the transaction, no indenture event of default exists and no event that with notice or lapse of time would become an indenture event of default has occurred.

Events of Default, Waiver and Notice

      Under the indenture, the following events will constitute an event of default with respect to each series of junior subordinated debt securities:

•	we fail for 30 days to pay any interest on the junior subordinated debt securities of that series when due; or

•	we fail to pay all or any part of the principal of, or premium, if any, on the junior subordinated debt securities of that series when due either at maturity, upon redemption, by declaration of acceleration of maturity or otherwise; or

•	we fail to perform or materially breach any other covenant in the indenture for 60 days after written notice to us by the property trustee or the holders of at least 25% in principal amount of the junior subordinated debt securities of that series; or

•	certain events of bankruptcy, insolvency or reorganization relating to us occur; or

•	any other indenture event of default provided with respect to such series of junior subordinated debt securities as described in the related prospectus supplement.

      The indenture provides that the property trustee may withhold notice of an indenture event of default to the holders of a series of junior subordinated debt securities, except a default in payment of principal, premium, if any, or interest on such junior subordinated debt securities, if the property trustee considers it in the interest of such holders to do so.

      The indenture provides that if an indenture event of default with respect to any series of junior subordinated debt securities exists, either the property trustee or the holders of 25% in principal amount of the outstanding junior subordinated debt securities of the series may declare the principal of all junior subordinated debt securities of the series to be due and payable immediately. In certain instances, the holders of a majority of the outstanding principal amount of the junior subordinated debt securities of such series may annul such declaration or waive such defaults, except defaults in payment of principal of, premium, if any, or interest on the junior subordinated debt securities.

      The holders of a majority in the outstanding aggregate principal amount of the junior subordinated debt securities of any series affected may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to such series, provided the holders have offered to the trustee reasonable indemnity against expenses and liabilities. The indenture also provides that a holder of any junior subordinated debt security may institute suit for the enforcement of any payment of principal of, or premium, if any, and interest on such junior subordinated debt security on the stated maturity or upon repayment or redemption of such junior subordinated debt security and that this right may not be impaired without such holder’s consent. Under the indenture, we must file annually with the property trustee a certificate as to the absence of certain defaults under the indenture.

Amendment and Modification of the Indenture

      We and the property trustee may, with the consent of the holders of a majority of the outstanding aggregate principal amount of the junior subordinated debt securities of all affected series, amend or modify the indenture. No amendment or modification may, without the consent of each affected holder:

•	change the fixed maturity date of any junior subordinated debt securities,

•	reduce the principal amount of the junior subordinated debt securities,

•	reduce the rate or extend the time of payment of interest on the junior subordinated debt securities,

•	make the principal of, premium, if any, or interest on, the junior subordinated debt securities payable in any coin or currency other than that provided in the junior subordinated debt securities,

•	impair or affect the right of any holder of junior subordinated debt securities to institute suit for the payment thereof or reduce any amount payable on prepayment, or

•	reduce the percentage of junior subordinated debt securities for which the consent of the holders is required for any such modification.

      If junior subordinated debt securities of a series are held by a Trust or a trustee, any amendment or modification of the indenture requiring consent as described above will also require the consent of the holders of all or a majority in liquidation amount of the trust preferred securities and common securities of the applicable Trust, as the case may be. As a result of these pass-through voting rights with respect to amendments and modifications to the indenture, no amendment or modification to the indenture will be effective until the holders of all or a majority in liquidation amount of the trust preferred securities and common securities consent to the amendment or modification.

Satisfaction and Discharge

      The indenture provides that we may discharge our obligations to holders of any series of junior subordinated debt securities that either have or will within one year become due and payable by irrevocably depositing with the trustee funds in an amount sufficient to pay in full all of the outstanding junior subordinated debt securities of such series. In such event, the indenture will no longer be effective with respect to that series, except as to our obligations to pay all other sums due with respect to that series, and we will have satisfied and discharged the indenture with respect to that series.

Governing Law

      The indenture and the junior subordinated debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF TRUST PREFERRED SECURITIES

      Each Trust may issue from time to time one series of trust preferred securities pursuant to an amended and restated declaration of trust, which we refer to as an “amended declaration”, which we will enter into with Wilmington Trust Company, Wilmington, Delaware. Each amended declaration will be qualified as an indenture under the Trust Indenture Act. The terms of the trust preferred securities of a Trust will include those in the applicable amended declaration and those made a part of the amended declaration by the Trust Indenture Act. You should read the following description together with the applicable amended declaration to help you understand the terms of the trust preferred securities. A copy of each amended declaration will be filed as an exhibit to the registration statement of which this prospectus forms a part.

General

      The terms of the trust preferred securities issued by any Trust will mirror the terms of the junior subordinated debt securities purchased by the Trust, which will be described in the applicable prospectus supplement. The prospectus supplement relating to the trust preferred securities being offered will include specific terms relating to the offering. These terms may include some or all of the following:

•	the designation of the trust preferred securities;

•	the number and the initial public offering price of the trust preferred securities;

•	the annual distribution rate, or method of determining such rate, the date or dates upon which such distributions shall be payable and the date or dates from which distributions will accrue;

•	whether distributions will be cumulative, and, if so, the date or dates or method of determining the date or dates from which distributions on the trust preferred securities will be cumulative;

•	the amount that will be paid out of the assets of such Trust to the holders of trust preferred securities upon dissolution, winding-up or termination of such Trust;

•	whether the applicable Trust may redeem the trust preferred securities and the redemption price or prices and other terms and conditions relative to the redemption rights;

•	any voting rights;

•	the terms and conditions, if any, upon which junior subordinated debt securities may be distributed to holders of trust preferred securities;

•	any conversion rights;

•	if applicable, any securities exchange upon which the trust preferred securities will be listed; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by such Trust not inconsistent with the amended declaration or with applicable law.

      We will guarantee all trust preferred securities to the extent set forth below under “Description of Guarantees.” Certain United States federal income and Puerto Rico tax considerations applicable to any offering of trust preferred securities will be described in the applicable prospectus supplement.

Common Securities

      In connection with the issuance of trust preferred securities by a Trust, the Trust will issue one series of common securities, which will have the terms set forth in the amended declaration. Except for voting rights, the terms of the common securities issued by a Trust will be identical to the terms of the trust preferred securities issued by such Trust, and the common securities will rank equally, and payments will be made on the common securities on a ratable basis, with the trust preferred securities. If an event of default under the amended declaration exists, which we refer to as an “event of default,” the rights of the holders of the common securities to receive distributions and payments upon liquidation, redemption and otherwise will rank junior to the rights of the holders of the trust preferred securities. Except in limited circumstances, the common securities will also have the right to vote to appoint, remove or replace any of the trustees of a Trust. We will own all of the common securities of each Trust.

Enforcement of Certain Rights by Holders of Preferred Securities

      If a declaration event of default exists, the holders of trust preferred securities of the applicable Trust will rely on the property trustee’s enforcement of its rights against us as a holder of the subordinated debt securities issued to such Trust. In addition, the holders of a majority in liquidation amount of the trust preferred securities of such Trust may direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the applicable amended declaration, including the right to direct the property trustee to exercise the remedies available to it as a holder of the subordinated debt securities. If the property trustee fails to enforce its rights under the applicable series of subordinated debt securities, a holder of the applicable trust preferred securities may institute a legal proceeding directly against us to enforce the property trustee’s rights without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if a declaration event of default exists due to our failure to make payments on the applicable subordinated securities when due, then a holder of applicable trust preferred securities may bring a direct action. This means that a holder may directly sue for enforcement of payment to such holder of amounts due on the subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder. Such holder need not first:

•	direct the property trustee to enforce the terms of the subordinated debt securities or

•	sue us to enforce the property trustee’s rights under the subordinated debt securities.

      In connection with any direct action, as holder of the common securities, we will be subrogated to the rights of such holder of trust preferred securities under the applicable amended declaration to the extent of any payment made by us to such holder.

Governing Law

      The amended declaration and the trust preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF GUARANTEES

      In connection with the issuance by a Trust of any trust preferred securities, we will execute and deliver a guarantee for the benefit of the holders from time to time of the trust preferred securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company, Wilmington, Delaware, which we refer to as the “guarantee trustee,” will act as trustee under each guarantee for purposes of the Trust Indenture Act. The terms of the guarantee will include those in the guarantee and those made a part of the guarantee by the Trust Indenture Act. The following summary of the material terms and provisions of the guarantee is not intended to be complete. You should read the following description together with the guarantee to help you understand the terms of the guarantee. A copy of the guarantee has been filed as an exhibit to the registration statement of which this prospectus forms a part.

General

      Pursuant to each guarantee, we will irrevocably and unconditionally agree, to the extent set forth in such guarantee, to pay in full, to the holders of the applicable trust preferred securities, the guarantee payments when due. The following payments, to the extent not paid by the relevant Trust, constitute “guarantee payments”:

•	any accrued and unpaid distributions required to be paid on such trust preferred securities;

•	the redemption price with respect to any trust preferred security called for redemption; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of the applicable Trust, other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities upon maturity or redemption, the lesser of:

(1) the aggregate of the liquidation amount and all accrued and unpaid distributions on such trust preferred securities to the date of payment, and

(2) the amount of assets of such Trust remaining available for distribution to holders of such trust preferred securities in liquidation of such Trust.

      The redemption price and liquidation amount will be fixed at the time the trust preferred securities are issued.

      We will guarantee payments of distributions and other payments due on the trust preferred securities to the extent funds are available therefor. If we do not make a required payment on the related junior subordinated debt securities, a Trust will not have sufficient funds to make the related payment on the trust preferred securities. The guarantee does not cover payments on any trust preferred securities when the applicable Trust does not have sufficient funds to make such payments. Our obligation to make a guarantee payment may be satisfied by our paying or causing the relevant Trust to pay the required amount directly to the holders of trust preferred securities.

      The guarantee, when taken together with our obligations under the junior subordinated debt securities, the indenture and the amended declaration, including our obligations as issuer of the junior subordinated debt securities to pay costs, expenses, debts and liabilities of the Trusts, other than with respect to the trust preferred securities and common securities, will provide a full and unconditional guarantee, on a subordinated basis, by us of payments due on the trust preferred securities.

Amendment of the Guarantees

      The holders of at least a majority in liquidation amount of the outstanding trust preferred securities of a Trust may amend the relevant guarantee. No such approval will be required, however, with respect to amendments that do not adversely affect the rights of holders of such trust preferred securities. The manner of obtaining any such approval will be set forth in the applicable prospectus supplement.

      We will also guarantee irrevocably and unconditionally each Trust’s obligations with respect to the common securities to the same extent as the guarantees, except that upon an event of default, holders of trust preferred securities will have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Termination

      Each guarantee will terminate:

•	upon full payment of the redemption price of all trust preferred securities of the applicable Trust,

•	upon distribution of the junior subordinated debt securities held by the applicable Trust to the holders of the trust preferred securities of such Trust, or

•	upon full payment of the amounts payable upon liquidation in accordance with the applicable amended declaration.

      Each guarantee will continue to be effective or will be reinstated, as the case may be, if, at any time, any holder of the applicable trust preferred securities is required to restore payment of any sums paid under such trust preferred securities or such guarantee.

Events of Default

      An event of default under a guarantee will occur if we fail to perform any of our payment or other obligations under the guarantee. The holders of a majority in liquidation amount of the trust preferred securities relating to such guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under such trust preferred securities. If the guarantee trustee fails to enforce such guarantee, any holder of trust preferred securities relating to such guarantee may institute a legal proceeding directly against us to enforce the guarantee trustee’s rights under such guarantee, without first instituting a legal proceeding against the relevant Trust, the guarantee trustee or any other person or entity. Notwithstanding the foregoing, if we have failed to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against us to enforce the guarantee for such payment.

Status of the Trust Preferred Securities Guarantees

      Unless the applicable prospectus supplement states otherwise, the guarantees will constitute our unsecured obligations and will rank:

•	junior to certain of our other liabilities, which may include both senior and subordinated indebtedness for money borrowed, to the extent set forth in the applicable prospectus supplement,

•	equally with any guarantee entered into by us in respect of any other Delaware statutory trust or other similar financing vehicle sponsored by us, and

•	senior to all of our capital stock and to any guarantee we have or will enter into in respect of any of our capital stock.

      The terms of the trust preferred securities provide that each holder, by acceptance of such preferred securities, agrees to the subordination provisions and other terms of the guarantee relating thereto as described in the applicable prospectus supplement. The guarantees will constitute a guarantee of payment and not of collection. A guarantee of payment entitles the guaranteed party to institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

Information Concerning the Guarantee Trustee

      The guarantee trustee, prior to the occurrence of a default with respect to a guarantee, undertakes to perform only such duties as are specifically set forth in such guarantee and, after default, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a guarantee at the request of any holder of trust preferred securities unless offered reasonable indemnity against the costs, expenses and liabilities that might be incurred in connection with such action.

Governing Law

      The guarantees will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG TRUST PREFERRED SECURITIES, CORRESPONDING JUNIOR

SUBORDINATED DEBT SECURITIES AND GUARANTEES

      As set forth in the applicable amended declaration, each Trust exists for the sole purpose of:

•	issuing its trust preferred securities and common securities, which represent undivided beneficial interests in its assets,

•	investing the gross proceeds received from the sale of the trust preferred securities and common securities in an equal aggregate principal amount of our junior subordinated debt securities, and

•	engaging in only those other activities necessary, appropriate, convenient or incidental thereto.

      As long we make payments when due on the junior subordinated debt securities held by a given Trust, the payments will be sufficient to cover payments due on the trust preferred securities and common securities of such Trust because of the following factors:

•	the aggregate principal amount of such junior subordinated debt securities will equal the sum of the aggregate stated liquidation amount of the trust preferred securities and common securities;

•	the interest rate and payment dates for the junior subordinated debt securities will match the distribution rate and payment dates for the trust preferred securities; and

•	as issuer of the junior subordinated debt securities, we will pay, and the applicable Trust will not be obligated to pay, directly or indirectly, all costs, expenses, debts, and obligations of the applicable Trust, other than with respect to the trust preferred securities and common securities.

      We will guarantee payments due on the trust preferred securities to the extent funds are available for these payments, as set forth under “Description of Guarantees.” If we do not make interest payments on the junior subordinated debt securities purchased by the applicable Trust, the Trust will not have sufficient funds to pay distributions on its trust preferred securities. A guarantee does not apply to any payment of distributions when a Trust does not have sufficient funds to pay such distributions. A guarantee covers the payment of distributions and other payments on the related trust preferred securities only if, and to the extent that, we have made a payment of interest or principal on the junior subordinated debt securities held by such Trust.

      If we do not make payments on the junior subordinated debt securities held by a Trust when due, the holders of the trust preferred securities may direct the institutional trustee to enforce its rights under such junior subordinated debt securities. If the institutional trustee fails to enforce its rights, a holder of trust preferred securities may institute a legal proceeding against us to enforce the institutional trustee’s rights under the junior subordinated debt securities without first instituting any legal proceeding against the institutional trustee or any other person or entity. Notwithstanding the foregoing, if an event of default exists due to our failure to make payments on the junior subordinated debt securities when due, then a holder of trust preferred securities may institute a direct action for payment on or after the respective due date specified in the junior subordinated debt securities. In connection with such direct action, we will be subrogated to the rights of such holder of trust preferred securities to the extent of any payment made by us to such holder in such direct action.

      Under each guarantee, we acknowledge that the guarantee trustee will enforce the guarantee on behalf of the holders of the related trust preferred securities. If we do not make payments under a guarantee, the guarantee provides a mechanism whereby the holders of the related trust preferred securities may direct the guarantee trustee to enforce its rights thereunder. Any holder of trust preferred securities may institute a legal proceeding directly against us to enforce the guarantee trustee’s rights under the related guarantee without first instituting a legal proceeding against the applicable Trust, the guarantee trustee, or any other person or entity.

      We believe that the above mechanisms and obligations, taken together, provide a full and unconditional guarantee by us on a subordinated basis of payments due on trust preferred securities. See “Description of Guarantees — General.”

Limited Purpose of Trust

      Each Trust’s trust preferred securities evidence a beneficial interest in the Trust, and each Trust exists for the sole purpose of issuing its trust preferred securities and common securities and investing the proceeds in our corresponding junior subordinated debt securities. A principal difference between the rights of a holder of a trust preferred security and a holder of a corresponding junior subordinated debt security is that a holder of a corresponding junior subordinated debt security is entitled to receive from us the principal amount of and interest accrued on corresponding junior subordinated debt securities held, while a holder of trust preferred securities is entitled to receive distributions from the trust (or from us under the applicable guarantee) if and to the extent the trust has funds available for the payment of such distributions.

Rights Upon Dissolution

      Upon any voluntary or involuntary dissolution, winding up or liquidation of the Trusts involving the liquidation of the corresponding junior subordinated debt securities, after satisfaction of liabilities to creditors of the Trust, the holders of the related trust preferred securities will be entitled to receive, out of the assets held by the Trust, the liquidation distribution in cash. Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the corresponding junior subordinated debt securities, would be our subordinated creditor, subordinated in right of payment to all senior debt as set forth in the indenture, but entitled to receive payment in full of principal and interest before any of our stockholders receive distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the Trust, other than the Trust’s obligations to the holders of its trust preferred securities and common securities, the positions of a holder of such trust preferred securities and a holder of such corresponding junior subordinated debt securities relative to other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

PLAN OF DISTRIBUTION

      The Trusts may sell the securities described in this prospectus through agents, underwriters, dealers or directly to purchasers. Any such underwriters, dealers or agents may include our broker-dealer subsidiary, R-G Investments, Inc.

      The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, or at negotiated prices.

      For each series of securities, the applicable prospectus supplement will set forth the terms of the offering including:

•	the initial public offering price;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	the proceeds from the sale of the securities to us;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or reallowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.

      If the Trusts use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

      If the Trusts use dealers in the sale, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If the Trusts use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If the Trusts sell directly, no underwriters, dealers or agents would be involved. The Trusts are not making an offer of securities in any state that does not permit such an offer.

      Underwriters, dealers and agents that participate in any distribution of securities may be deemed to be underwriters as defined in the Securities Act of 1933. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We and the Trusts may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act of 1933, or to contribute with respect to payments that they may be required to make.

      We and the Trusts may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

      The securities will be new issues of securities with no established trading market and, unless otherwise specified in the applicable prospectus supplement, will not be listed on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

      Our broker-dealer subsidiary is a member of the NASD and may participate in distributions of securities. Accordingly, offerings of securities in which R-G Investments, Inc. participates will conform with the provisions of Rule 2720 of the Conduct Rules of the NASD. In accordance with the NASD guidelines, the maximum underwriting compensation to be received in connection with any offering pursuant to this shelf registration will not exceed 8% of the aggregate public offering price of the securities; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

      This prospectus, together with any applicable prospectus supplement, may also be used by our broker-dealer subsidiary in connection with offers and sales of securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Our broker-dealer subsidiary, R-G Investments, Inc., may act as principal or agent in such transactions. Our broker-dealer subsidiaries does not have any obligation to make a market in any of the securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

      Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

      Patton Boggs LLP, Washington, D.C., will pass upon certain legal matters with respect to the securities offered by us, unless we indicate otherwise in a prospectus supplement. As to matters of Puerto Rico law, Patton Boggs will rely upon the opinion of McConnell Valdes, unless we indicate otherwise in a prospectus supplement. As to matters of Delaware law, Patton Boggs will rely upon the opinion of Richards Layton & Finger, unless we indicate otherwise in a prospectus supplement. As of the date of this prospectus, certain partners of Patton Boggs LLP owned in the aggregate approximately 19,521 shares of our common stock. The name of the law firm advising any underwriters or agents with respect to certain issues relating to any offering will be set forth in the applicable prospectus supplement.

EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN GET MORE INFORMATION

      This prospectus is a part of a Registration Statement on Form S-3 filed by us and the Trusts with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the Registration Statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

      We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also inspect and copy these materials a the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

      We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the initial filing of the Registration Statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

(a) Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 15, 2004.

(b) All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Form 10-K referred to in clause (a) above.

(c) The description of the Registrant’s common stock contained in the Registrant’s Form 8-A (File No. 000-211137), as filed with the Commission pursuant to Sections 12(b) and 12(g) of the Exchange Act, on August 5, 1996.

      The SEC file number for each of these documents is 001-31381. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address: 280 Jesús T. Piñero, San Juan, Puerto Rico 00918 (787) 758-2424.

      We have not included or incorporated by reference into this prospectus any separate financial statements of the Trusts. We do not believe that these financial statements would be material to holders of trust preferred securities because:

•	We will own, directly or indirectly, all of the voting securities of the Trusts and we are a reporting company under the Exchange Act,

•	the Trusts have no independent operations and exist for the sole purpose of issuing trust preferred securities and investing the proceeds in our junior subordinated debt securities, and

•	our obligations under the indenture, the declaration of trust, the guarantee of the trust preferred securities and the junior subordinated debt securities purchased by each Trust, taken together, constitute a full and unconditional guarantee of payments due on the trust preferred securities.

      See “Description of Junior Subordinated Debt Securities” and “Description of Guarantees.”

      The Trusts are not and will not be subject to the informational requirements of the Exchange Act.

      You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. Neither we nor the trusts have authorized anyone else to provide you with additional or different information. We and the trusts may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We and the trusts are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.